Exhibit 99.4

Item 8.	Financial Statements and Supplementary Data.
The following financial statements and schedule are filed as a part of this Report:
Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of W. P. Carey & Co. LLC:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of W. P. Carey & Co. LLC and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
New York, New York
February 25, 2011, except with respect to our opinion insofar as it relates to the effects of the discontinued operations and segment reporting as discussed in Notes 1, 2, 6, 11, 13, 16, 17, 18, and 20, as to which the date is June 8, 2011.

W. P. CAREY & CO. LLC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2010	2009
Assets
Investments in real estate:
Real estate, at cost (inclusive of amounts attributable to consolidated variable interest entities (“VIEs”) of $39,718 and $52,625, respectively)	$560,592	$525,607
Operating real estate, at cost (inclusive of amounts attributable to consolidated VIEs of $25,665 and $25,665, respectively)	109,851	85,927
Accumulated depreciation (inclusive of amounts attributable to consolidated VIEs of $20,431 and $25,650, respectively)	(122,312)	(112,286)

Net investments in properties	548,131	499,248
Net investments in direct financing leases	76,550	80,222
Equity investments in real estate and CPA® REITs	322,294	304,990

Net investments in real estate	946,975	884,460
Cash and cash equivalents (inclusive of amounts attributable to consolidated VIEs of $86 and $108, respectively)	64,693	18,450
Due from affiliates	38,793	35,998
Intangible assets and goodwill, net	87,768	85,187
Other assets, net (inclusive of amounts attributable to consolidated VIEs of $1,845 and $1,504, respectively)	34,097	69,241

Total assets	$1,172,326	$1,093,336

Liabilities and Equity
Liabilities:
Non-recourse debt (inclusive of amounts attributable to consolidated VIEs of $9,593 and $9,850, respectively)	$255,232	$215,330
Line of credit	141,750	111,000
Accounts payable, accrued expenses and other liabilities (inclusive of amounts attributable to consolidated VIEs of $2,275 and $2,286, respectively)	40,808	51,710
Income taxes, net	41,443	43,831
Distributions payable	20,073	31,365

Total liabilities	499,306	453,236

Redeemable noncontrolling interest	7,546	7,692

Commitments and contingencies (Note 8)
Equity:
W. P. Carey members’ equity:
Listed shares, no par value, 100,000,000 shares authorized; 39,454,847 and 39,204,605 shares issued and outstanding, respectively	763,734	754,507
Distributions in excess of accumulated earnings	(145,769)	(138,442)
Deferred compensation obligation	10,511	10,249
Accumulated other comprehensive loss	(3,463)	(681)

Total W. P. Carey members’ equity	625,013	625,633
Noncontrolling interests	40,461	6,775

Total equity	665,474	632,408

Total liabilities and equity	$1,172,326	$1,093,336

See Notes to Consolidated Financial Statements.

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Years ended December 31,
	2010	2009	2008
Revenues
Asset management revenue	$76,246	$76,621	$80,714
Structuring revenue	44,525	23,273	20,236
Wholesaling revenue	11,096	7,691	5,208
Reimbursed costs from affiliates	60,023	47,534	41,100
Lease revenues	61,951	61,045	65,506
Other real estate income	18,570	14,907	20,660

	272,411	231,071	233,424

Operating Expenses
General and administrative	(73,429)	(63,819)	(62,669)
Reimbursable costs	(60,023)	(47,534)	(41,100)
Depreciation and amortization	(23,712)	(22,127)	(22,771)
Property expenses	(10,746)	(7,023)	(6,278)
Other real estate expenses	(8,121)	(7,308)	(8,196)
Impairment charges	(7,244)	(3,516)	(473)

	(183,275)	(151,327)	(141,487)

Other Income and Expenses
Other interest income	1,268	1,713	2,883
Income from equity investments in real estate and CPA® REITs	30,992	13,425	14,198
Gain on sale of investment in direct financing lease	—	—	1,103
Other income and (expenses)	1,407	7,357	1,444
Interest expense	(16,234)	(14,979)	(18,598)

	17,433	7,516	1,030

Income from continuing operations before income taxes	106,569	87,260	92,967
Provision for income taxes	(25,822)	(22,793)	(23,541)

Income from continuing operations	80,747	64,467	69,426

Discontinued Operations
Income from operations of discontinued properties	1,881	5,308	9,717
Gains on sale of real estate, net	460	7,701	—
Impairment charges	(8,137)	(6,908)	(538)

(Loss) income from discontinued operations	(5,796)	6,101	9,179

Net Income	74,951	70,568	78,605
Add: Net loss attributable to noncontrolling interests	314	713	950
Less: Net income attributable to redeemable noncontrolling interests	(1,293)	(2,258)	(1,508)

Net Income Attributable to W. P. Carey Members	$73,972	$69,023	$78,047

Basic Earnings Per Share
Income from continuing operations attributable to W. P. Carey members	$2.01	$1.59	$1.75
(Loss) income from discontinued operations attributable to W. P. Carey members	(0.15)	0.15	0.23

Net income attributable to W. P. Carey members	$1.86	$1.74	$1.98

Diluted Earnings Per Share
Income from continuing operations attributable to W. P. Carey members	$2.01	$1.59	$1.72
(Loss) income from discontinued operations attributable to W. P. Carey members	(0.15)	0.15	0.23

Net income attributable to W. P. Carey members	$1.86	$1.74	$1.95

Weighted Average Shares Outstanding
Basic	39,514,746	39,019,709	39,202,520

Diluted	40,007,894	39,712,735	40,221,112

Amounts Attributable to W. P. Carey Members
Income from continuing operations, net of tax	$79,768	$62,922	$68,868
(Loss) income from discontinued operations, net of tax	(5,796)	6,101	9,179

Net income	$73,972	$69,023	$78,047

See Notes to Consolidated Financial Statements.

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Years ended December 31,
	2010	2009	2008
Net Income	$74,951	$70,568	$78,605
Other Comprehensive (Loss) Income:
Foreign currency translation adjustment	(1,227)	619	(3,199)
Unrealized loss on derivative instruments	(757)	(482)	(419)
Change in unrealized appreciation on marketable securities	6	53	(29)

	(1,978)	190	(3,647)

Comprehensive Income	72,973	70,758	74,958

Amounts Attributable to Noncontrolling Interests:
Net loss	314	713	950
Foreign currency translation adjustment	(816)	(31)	81

Comprehensive (income) loss attributable to noncontrolling interests	(502)	682	1,031

Amounts Attributable to Redeemable Noncontrolling Interests:
Net income	(1,293)	(2,258)	(1,508)
Foreign currency translation adjustment	12	(12)	—

Comprehensive income attributable to redeemable noncontrolling interests	(1,281)	(2,270)	(1,508)

Comprehensive Income Attributable to W. P. Carey Members	$71,190	$69,170	$74,481

See Notes to Consolidated Financial Statements.

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF EQUITY
For the years ended December 31, 2010, 2009 and 2008
(in thousands, except share and per share amounts)

	W. P. Carey Members
			Distributions		Accumulated
			in Excess of	Deferred	Other	Total
		Listed	Accumulated	Compensation	Comprehensive	W. P. Carey	Noncontrolling
	Shares	Shares	Earnings	Obligation	Income (Loss)	Members	Interests	Total
Balance at January 1, 2008	39,216,493	$740,873	$(117,051)	$—	$2,738	$626,560	$6,150	$632,710
Cash proceeds on issuance of shares, net	961,648	23,133				23,133		23,133
Shares issued in connection with services rendered	7,128	217				217		217
Shares issued under share incentive plans	50,400					—		—
Contributions						—	2,582	2,582
Forfeitures of shares	(12,565)	(8)				(8)		(8)
Distributions declared ($1.96 per share)			(77,986)			(77,986)		(77,986)
Distributions to noncontrolling interest						—	(1,469)	(1,469)
Windfall tax benefits — share incentive plans		2,156				2,156		2,156
Stock-based compensation expense		7,285				7,285		7,285
Repurchase and retirement of shares	(633,510)	(15,413)				(15,413)		(15,413)
Redemption value adjustment		(322)				(322)		(322)
Net income			78,047			78,047	(950)	77,097
Change in other comprehensive loss					(3,566)	(3,566)	(81)	(3,647)

Balance at December 31, 2008	39,589,594	757,921	(116,990)	—	(828)	640,103	6,232	646,335

Cash proceeds on issuance of shares, net	84,283	1,507				1,507		1,507
Grants issued in connection with services rendered				787		787		787
Shares issued under share incentive plans	222,600			9,462		9,462		9,462
Contributions		102				102	2,845	2,947
Forfeitures of shares	(2,528)	(77)				(77)		(77)
Distributions declared ($2.00 per share) (a)			(90,475)			(90,475)		(90,475)
Distributions to noncontrolling interest						—	(1,661)	(1,661)
Windfall tax benefits — share incentive plans		143				143		143
Stock-based compensation expense		8,626				8,626		8,626
Repurchase and retirement of shares	(689,344)	(11,759)				(11,759)		(11,759)
Redemption value adjustment		(6,773)				(6,773)		(6,773)
Tax impact of purchase of WPCI interest		4,817				4,817		4,817
Net income			69,023			69,023	(713)	68,310
Change in other comprehensive income					147	147	72	219

Balance at December 31, 2009	39,204,605	754,507	(138,442)	10,249	(681)	625,633	6,775	632,408

Cash proceeds on issuance of shares, net	196,802	3,724				3,724		3,724
Grants issued in connection with services rendered				450		450		450
Shares issued under share incentive plans	368,012					—		—
Contributions						—	14,261	14,261
Forfeitures of shares	(47,214)	(1,517)				(1,517)		(1,517)
Distributions declared ($2.03 per share)			(81,299)			(81,299)		(81,299)
Distributions to noncontrolling interest						—	(3,305)	(3,305)
Windfall tax benefits — share incentive plans		2,354				2,354		2,354
Stock-based compensation expense		8,149		(188)		7,961		7,961
Repurchase and retirement of shares	(267,358)	(2,317)				(2,317)		(2,317)
Redemption value adjustment		471				471		471
Tax impact of purchase of WPCI interest		(1,637)				(1,637)		(1,637)
Reclassification of the Investor’s interest in Carey Storage (Note 4)						—	22,402	22,402
Net income			73,972			73,972	(314)	73,658
Change in other comprehensive income					(2,782)	(2,782)	642	(2,140)

Balance at December 31, 2010	39,454,847	$763,734	$(145,769)	$10,511	$(3,463)	$625,013	$40,461	$665,474

(a)	Distributions declared per share excludes special distribution of $0.30 per share declared in December 2009 (Note 14).
See Notes to Consolidated Financial Statements.

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2010	2009	2008
Cash Flows — Operating Activities
Net income	$74,951	$70,568	$78,605
Adjustments to net income:
Depreciation and amortization including intangible assets and deferred financing costs	24,443	24,476	27,197
(Income) loss from equity investments in real estate and CPA® REITs in excess of distributions	(4,920)	(2,258)	1,866
Straight-line rent and financing lease adjustments	286	2,223	2,227
Gain on sale of real estate and investment in direct financing lease	(460)	(7,701)	(1,103)
Gain on extinguishment of debt	—	(6,991)	—
Gain on lease termination (a)	—	—	(4,998)
Allocation of (loss) earnings to profit-sharing interest	(781)	3,900	—
Management income received in shares of affiliates	(35,235)	(31,721)	(40,717)
Unrealized loss (gain) on foreign currency transactions and others	300	(174)	2,656
Realized gain on foreign currency transactions and others	(731)	(257)	(2,250)
Impairment charges	15,381	10,424	1,011
Stock-based compensation expense	7,082	9,336	7,278
Deferred acquisition revenue received	21,204	25,068	48,266
Increase in structuring revenue receivable	(20,237)	(11,672)	(10,512)
Decrease in income taxes, net	(1,288)	(9,276)	(8,079)
Decrease in settlement provision	—	—	(29,979)
Net changes in other operating assets and liabilities	6,422	(1,401)	(8,221)

Net cash provided by operating activities	86,417	74,544	63,247

Cash Flows — Investing Activities
Distributions received from equity investments in real estate and CPA® REITs in excess of equity income	18,758	39,102	19,852
Capital contributions to equity investments	—	(2,872)	(1,769)
Purchases of real estate and equity investments in real estate	(96,884)	(39,632)	(201)
VAT paid in connection with acquisition of real estate	(4,222)	—	—
VAT refunded in connection with acquisition of real estate	—	—	3,189
Capital expenditures	(5,135)	(7,775)	(14,051)
Proceeds from sale of real estate, net investment in direct financing lease and securities	14,591	43,487	5,062
Funds placed in escrow in connection with the sale of property	(1,571)	(36,132)	—
Funds released from escrow in connection with the sale of property	36,620	—	636
Proceeds from transfer of profit-sharing interest	—	21,928	—
Payment of deferred acquisition revenue to affiliate	—	—	(120)

Net cash (used in) provided by investing activities	(37,843)	18,106	12,598

Cash Flows — Financing Activities
Distributions paid	(92,591)	(78,618)	(87,700)
Contributions from noncontrolling interests	14,261	2,947	2,582
Distributions to noncontrolling interests	(4,360)	(5,505)	(5,607)
Contributions from profit-sharing interest	3,694	—	—
Distributions to profit-sharing interest	(693)	(5,645)	—
Purchase of noncontrolling interest	—	(15,380)	—
Scheduled payments of non-recourse debt	(14,324)	(9,534)	(9,678)
Prepayments of non-recourse debt	—	(13,974)	—
Proceeds from non-recourse debt financing	56,841	42,495	10,137
Proceeds from line of credit	83,250	150,500	129,300
Prepayments of line of credit	(52,500)	(148,518)	(111,572)
Proceeds from loans from affiliates	—	1,625	—
Repayments of loans from affiliates	—	(1,770)	(7,569)
Payment of financing costs	(1,204)	(862)	(375)
Funds placed in escrow in connection with financing	—	—	(400)
Proceeds from issuance of shares (b)	3,724	1,507	23,350
Windfall tax benefits associated with stock-based compensation awards	2,354	143	2,156
Repurchase and retirement of shares	—	(10,686)	(15,413)

Net cash used in financing activities	(1,548)	(91,275)	(70,789)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	(783)	276	(394)

Net increase in cash and cash equivalents	46,243	1,651	4,662
Cash and cash equivalents, beginning of year	18,450	16,799	12,137

Cash and cash equivalents, end of year	$64,693	$18,450	$16,799

(Continued)

Non-cash activities
(a)
In October 2008, we terminated the lease on a domestic property in exchange for a gross termination fee of $7.5 million. The termination fee consisted of tenant’s assumption of the existing $6.0 million debt balance by substituting one of their owned assets as collateral and a $1.5 million cash payment. In connection with the lease termination, we wrote off $0.8 million of straight line rent adjustments and $0.2 million of unamortized leasing commission.

(b)
We issued restricted shares valued at $0.5 million in 2010, $0.8 million in 2009 and $0.2 million in 2008, to certain directors in consideration of service rendered. Stock-based awards (net of adjustment — Note 15) valued at $10.2 million, $6.7 million and $9.6 million in 2010, 2009 and 2008, respectively, were issued to officers and employees and were recorded to Listed shares, of which $1.5 million, $0.1 million and less than $0.1 million, respectively, was forfeited in 2010, 2009 and 2008.

Supplemental cash flows information (in thousands):

	Years ended December 31,
	2010	2009	2008
Interest paid, net of amounts capitalized	$15,351	$14,845	$18,753

Income taxes paid	$24,307	$35,039	$33,280

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Business
W. P. Carey, its consolidated subsidiaries and predecessors provides long-term financing via sale-leaseback and build-to-suit transactions for companies worldwide and manages a global investment portfolio. We invest primarily in commercial properties domestically and internationally that are each triple-net leased to single corporate tenants, which requires each tenant to pay substantially all of the costs associated with operating and maintaining the property. We also earn revenue as the advisor to publicly owned, non-listed CPA® REITs that invest in similar properties. We are currently the advisor to the following CPA® REITs: CPA®:14, CPA®:15, CPA®:16 — Global and CPA®:17 — Global. At December 31, 2010, we owned and managed 955 properties domestically and internationally. Our owned portfolio was comprised of our full or partial ownership interest in 164 properties, substantially all of which were net leased to 75 tenants, and totaled approximately 14 million square feet (on a pro rata basis) with an occupancy rate of approximately 89%.
Primary Business Segments
Investment Management — We structure and negotiate investments and debt placement transactions for the CPA® REITs, for which we earn structuring revenue, and manage their portfolios of real estate investments, for which we earn asset-based management and performance revenue. We earn asset-based management and performance revenue from the CPA® REITs based on the value of their real estate-related assets under management. As funds available to the CPA® REITs are invested, the asset base from which we earn revenue increases. In addition, we also receive a percentage of distributions of available cash from CPA®:17 — Global’s operating partnership. We may also earn incentive and disposition revenue and receive other compensation in connection with providing liquidity alternatives to CPA® REIT shareholders.
Real Estate Ownership — We own and invest in commercial properties in the U.S. and the European Union that are then leased to companies, primarily on a triple-net leased basis. We may also invest in other properties if opportunities arise.
Effective January 1, 2011, we include our equity investments in the CPA® REITs in our real estate ownership segment. The equity income or loss from the CPA® REITs that is now included in our real estate ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the CPA® REITs. This treatment is consistent with that of our directly-owned properties (Note 20).
Organization
We commenced operations on January 1, 1998 by combining the limited partnership interests of nine CPA® partnerships, at which time we listed on the New York Stock Exchange. On June 28, 2000, we acquired the net lease real estate management operations of Carey Management LLC (“Carey Management”) from Wm. Polk Carey, our Chairman and then Chief Executive Officer, subsequent to receiving the approval of the transaction by our shareholders. The assets acquired included the advisory agreements with four affiliated CPA® REITs, our management agreement, the stock of an affiliated broker-dealer, investments in the common stock of the CPA® REITs, and certain office furniture, fixtures, equipment and employees required to carry on the business operations of Carey Management.
Note 2. Summary of Significant Accounting Policies
Basis of Consolidation
The consolidated financial statements reflect all of our accounts, including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated. We hold investments in tenant-in-common interests, which we account for as equity investments in real estate under current authoritative accounting guidance.
We formed Carey Watermark in March 2008 for the purpose of acquiring interests in lodging and lodging-related properties. In April 2010, we filed a registration statement with the SEC to sell up to $1.0 billion of common stock of Carey Watermark in an initial public offering plus up to an additional $237.5 million of its common stock under a dividend reinvestment plan. This registration statement was declared effective by the SEC in September 2010. As of and during the years ended December 31, 2010, 2009 and 2008, the financial statements of Carey Watermark, which had no significant assets, liabilities or operations during either period, were included in our consolidated financial statements, as we owned all of Carey Watermark’s outstanding common stock.

In June 2009, the FASB issued amended guidance related to the consolidation of VIEs. The amended guidance affects the overall consolidation analysis, changing the approach taken by companies in identifying which entities are VIEs and in determining which party is the primary beneficiary, and requires an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amended guidance changes the consideration of kick-out rights in determining if an entity is a VIE, which may cause certain additional entities to now be considered VIEs. Additionally, the guidance requires an ongoing reconsideration of the primary beneficiary and provides a framework for the events that trigger a reassessment of whether an entity is a VIE. We adopted this amended guidance on January 1, 2010, which did not require consolidation of any additional VIEs, but we have disclosed the assets and liabilities related to previously consolidated VIEs, of which we are the primary beneficiary and which we consolidate, separately in our consolidated balance sheets for all periods presented. The adoption of this amended guidance did not have a material impact on our financial position and results of operations.
Additionally, in February 2010, the FASB issued further guidance, which provided a limited-scope deferral for an interest in an entity that meets all of the following conditions: (a) the entity has all the attributes of an investment company as defined under the American Institute of Certified Public Accountants’ (“AICPA”) Audit and Accounting Guide, Investment Companies, or does not have all the attributes of an investment company but is an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with the AICPA Audit and Accounting Guide, Investment Companies, (b) the reporting entity does not have explicit or implicit obligations to fund any losses of the entity that could potentially be significant to the entity, and (c) the entity is not a securitization entity, asset-based financing entity or an entity that was formerly considered a qualifying special-purpose entity. We evaluated our involvement with the CPA® REITs and concluded that all three of the above conditions were met for the limited scope deferral. Accordingly, we continued to perform our consolidation analysis for the CPA® REITs in accordance with previously issued guidance on VIEs.
In connection with the adoption of the amended guidance on the consolidation of VIEs, we performed an analysis of all of our subsidiary entities, including our venture entities with other parties, to determine whether they qualify as VIEs and whether they should be consolidated or accounted for as equity investments in an unconsolidated venture. As a result of our quantitative and qualitative assessment to determine whether these entities are VIEs, we identified four entities that were deemed to be VIEs. Three of these entities were deemed VIEs as the third-party tenant that leases property from each entity has the right to repurchase the property during the term of their lease at a fixed price. The fourth entity was deemed a VIE as a third party was deemed to have the right to receive the expected residual returns of the entity. The nature of operations and organizational structure of these four VIEs are consistent with our other entities (Note 1) except for the repurchase and residual returns rights of these entities.
After making the determination that these entities were VIEs, we performed an assessment as to which party would be considered the primary beneficiary of each entity and would be required to consolidate each entity’s balance sheet and results of operations. This assessment was based upon which party (i) had the power to direct activities that most significantly impact the entity’s economic performance and (ii) had the obligation to absorb the expected losses of or right to receive benefits from the VIE that could potentially be significant to the VIE. Based on our assessment, it was determined that we would continue to consolidate the four VIEs. Activities that we considered significant in our assessment included which entity had control over financing decisions, leasing decisions and ability to sell the entity’s assets. In September 2010, one of these entities amended its lease with the third-party tenant to remove the tenant’s right to repurchase the property at a fixed price during the term of the lease. As a result of the lease amendment, this entity is no longer considered a VIE. We will continue to consolidate this entity.
Because we generally utilize non-recourse debt, our maximum exposure to any VIE is limited to the equity we have invested in each VIE. We have not provided financial or other support to any VIE, and there were no guarantees or other commitments from third parties that would affect the value of or risk related to our interest in these entities.
Out-of-Period Adjustment
During the third quarter of 2009, we recorded an adjustment to record an entity on the equity method that had been incorrectly accounted for under a proportionate consolidation method since its acquisition in 1989. This adjustment was recorded as a reduction to Real estate and Non-recourse debt of approximately $23.3 million and $15.0 million, respectively, and an increase to Equity investment in real estate and CPA® REITs of $7.8 million on our consolidated balance sheet at September 30, 2009, and an adjustment to classify approximately $1.2 million of net earnings to income from equity investments in real estate and CPA® REITs for the nine months ended September 30, 2009, respectively, which did not result in any change to previously reported net income attributable to W. P. Carey members. We have concluded that the effect of this adjustment was not material to any of our previously issued financial statements, nor was it material to the quarter or fiscal year in which it was recorded. As such, this adjustment was recorded in our consolidated balance sheets and statements of income at September 30, 2009 and for the nine months ended September 30, 2009. Prior period financial statements have not been revised in the current filing, nor will such amounts be revised in subsequent filings.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.
Reclassifications and Revisions
Certain prior year amounts have been reclassified from continuing operations to discontinued operations and to conform to the current year presentation.
Purchase Price Allocation
When we acquire properties accounted for as operating leases, we allocate the purchase costs to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above-market and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.
We record above-market and below-market lease values for owned properties based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated market lease term. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.
We allocate the total amount of other intangibles to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. The characteristics we consider in allocating these values include estimated market rent, the nature and extent of the existing relationship with the tenant, the expectation of lease renewals, estimated carrying costs of the property if vacant and estimated costs to execute a new lease, among other factors. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.
If a lease is terminated, we charge the unamortized portion of each intangible, including above-market and below-market lease values, in-place lease values and tenant relationship values, to expense.
Operating Real Estate
We carry land and buildings and personal property at cost less accumulated depreciation. We capitalize improvements, while we expense replacements, maintenance and repairs that do not improve or extend the lives of the respective assets as incurred.
Cash and Cash Equivalents
We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Other Assets and Liabilities
We include prepaid expenses, deferred rental income, tenant receivables, deferred charges, escrow balances held by lenders, restricted cash balances, marketable securities, derivative assets and corporate fixed assets in Other assets. We include derivative instruments; miscellaneous amounts held on behalf of tenants; and deferred revenue, including unamortized below-market rent intangibles in Other liabilities. Other liabilities at December 31, 2009 also included our profit-sharing obligation related to our Carey Storage subsidiary. The profit-sharing obligation was reclassified to Noncontrolling interest in 2010 as a result of Carey Storage amending its agreement with the third-party investor (Note 4). Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis. Marketable securities are classified as available-for-sale securities and reported at fair value with unrealized gains and losses on these securities reported as a component of OCI until realized.
Real Estate Leased to Others
We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties. For the years ended December 31, 2010, 2009 and 2008, although we are legally obligated for payment, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of approximately $7.7 million, $8.8 million and $9.3 million, respectively.
We diversify our real estate investments among various corporate tenants engaged in different industries, by property type and by geographic area. Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the CPI or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached.
We account for leases as operating or direct financing leases, as described below:
Operating leases — We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the term of the related leases and charge expenses (including depreciation) to operations as incurred (Note 4).
Direct financing method — We record leases accounted for under the direct financing method at their net investment (Note 5). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (18 lessees represented 70% of lease revenues during 2010), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Acquisition Costs
In accordance with the FASB’s revised guidance for business combinations, which we adopted on January 1, 2009, we immediately expense all acquisition costs and fees associated with transactions deemed to be business combinations, but we capitalize these costs for transactions deemed to be acquisitions of an asset. We are impacted by the revised guidance through both the investments we make for our owned portfolio as well as our equity interests in the CPA® REITs. To the extent we make investments for our owned portfolio or on behalf of the CPA® REITs that are deemed to be business combinations, our results of operations will be negatively impacted by the immediate expensing of acquisition costs and fees incurred in accordance with the revised guidance, whereas in the past such costs and fees would generally have been capitalized and allocated to the cost basis of the acquisition. Subsequent to the acquisition, there will be a positive impact on our results of operations through a reduction in depreciation expense over the estimated life of the properties.

Revenue Recognition
We earn structuring revenue and asset management revenue in connection with providing services to the CPA® REITs. We earn structuring revenue for services we provide in connection with the analysis, negotiation and structuring of transactions, including acquisitions and dispositions and the placement of mortgage financing obtained by the CPA® REITs. Asset management revenue consists of property management, leasing and advisory revenue. Receipt of the incentive revenue portion of the asset management revenue (“performance revenue”), however, is subordinated to the achievement of specified cumulative return requirements by the shareholders of the CPA® REITs. At our option, the performance revenue may be collected in cash or shares of the CPA® REIT (Note 3).
We recognize all revenue as earned. We earn structuring revenue upon the consummation of a transaction and asset management revenue when services are performed. We recognize revenue subject to subordination only when the performance criteria of the CPA® REIT is achieved and contractual limitations are not exceeded.
We are also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the CPA® REITs, marketing costs and the cost of personnel provided for the administration of the CPA® REITs. We record reimbursement income as the expenses are incurred, subject to limitations on a CPA® REIT’s ability to incur offering costs.
We earn wholesaling revenue of $0.15 per share sold in connection with CPA®:17 — Global’s initial public offering. This revenue is used to cover the cost of wholesaling activities.
Depreciation
We compute depreciation of building and related improvements using the straight-line method over the estimated useful lives of the properties (generally 40 years) and furniture, fixtures and equipment (generally up to seven years). We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.
Impairments
We periodically assess whether there are any indicators that the value of our long-lived assets, including goodwill, may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant; or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities and goodwill. Our policies for evaluating whether these assets are impaired are presented below.
Real Estate
For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value.
Direct Financing Leases
We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue. While we evaluate direct financing leases if there are any indicators that the residual value may be impaired, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met.

Assets Held for Sale
We classify real estate assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the initial impairment for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.
Equity Investments in Real Estate and CPA® REITs
We evaluate our equity investments in real estate and in the CPA® REITs on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value. For equity investments in real estate, we calculate estimated fair value by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage. For our investments in the CPA® REITs, we calculate the estimated fair value of our investment using the most recently published net asset value of each CPA® REIT.
Marketable Securities
We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is considered other-than-temporary. In determining whether the decline is other-than-temporary, we consider the underlying cause of the decline in value, the estimated recovery period, the severity and duration of the decline, as well as whether we plan to sell the security or will more likely than not be required to sell the security before recovery of its cost basis. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security. Beginning in 2009, the credit component of an other-than-temporary impairment is recognized in earnings while the non-credit component is recognized in OCI. Prior to 2009, all portions of other-than-temporary impairments were recorded in earnings.
Goodwill
We evaluate goodwill recorded by our investment management segment for possible impairment at least annually using a two-step process. To identify any impairment, we first compare the estimated fair value of our investment management segment with its carrying amount, including goodwill. We calculate the estimated fair value of the investment management segment by applying a multiple, based on comparable companies, to earnings. If the fair value of the investment management segment exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis is required. If the carrying amount of the investment management segment exceeds its estimated fair value, we then perform the second step to measure the amount of the impairment charge.
For the second step, we determine the impairment charge by comparing the implied fair value of the goodwill with its carrying amount and record an impairment charge equal to the excess of the carrying amount over the implied fair value. We determine the implied fair value of the goodwill by allocating the estimated fair value of the investment management segment to its assets and liabilities. The excess of the estimated fair value of the investment management segment over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.

Stock-Based Compensation
We have granted restricted shares, stock options, restricted share units (“RSUs”) and performance share units (“PSUs”) to certain employees and independent directors. Grants were awarded in the name of the recipient subject to certain restrictions of transferability and a risk of forfeiture. The forfeiture provisions on the awards generally expire annually, over their respective vesting periods. We granted stock options to certain employees during 2008 and prior years. Stock-based compensation expense for all stock-based compensation awards is based on the grant date fair value estimated in accordance with current accounting guidance for share-based payments. We recognize these compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award. We include stock-based compensation within the listed shares caption of equity.
Foreign Currency Translation
We have interests in real estate investments in the European Union for which the functional currency is the Euro. We perform the translation from the Euro to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. We report the gains and losses resulting from such translation as a component of OCI in equity. At December 31, 2010 and 2009, the cumulative foreign currency translation adjustment (losses) gains were ($1.9) million and $0.2 million, respectively.
Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is an unrealized foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) inter-company foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in our financial statements, are not included in determining net income but are accounted for in the same manner as foreign currency translation adjustments and reported as a component of OCI in equity. International equity investments in real estate were funded in part through subordinated intercompany debt.
Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of subordinated intercompany debt with scheduled principal payments, are included in the determination of net income. We recognized net unrealized (losses) gains of ($0.3) million, $0.2 million and ($2.4) million from such transactions for the years ended December 31, 2010, 2009 and 2008, respectively. For the years ended December 31, 2010, 2009 and 2008, we recognized net realized (losses) gains of ($0.1) million, less than $0.1 million and $2.3 million, respectively, on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company.
Derivative Instruments
We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in OCI until the hedged item is recognized in earnings. For cash flow hedges, the ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.
Income Taxes
We have elected to be treated as a partnership for U.S. federal income tax purposes. Deferred income taxes are recorded for the corporate subsidiaries based on earnings reported. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes. Income taxes are computed under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial bases of assets and liabilities (Note 16).

Real Estate Ownership Operations
Our real estate operations are conducted through a subsidiary REIT. As a REIT, our real estate operations are generally not subject to federal tax, and accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements for these operations. These operations are subject to certain state, local and foreign taxes, as applicable.
In October 2007, we transferred our real estate assets from a wholly-owned subsidiary into Carey REIT II, Inc. (“Carey REIT II”), a newly-formed wholly-owned REIT subsidiary. On January 1, 2008, we merged our subsidiary Carey REIT, Inc. (“Carey REIT”) into Carey REIT II with Carey REIT II as the survivor. Carey REIT held certain properties, including certain properties acquired from Corporate Property Associates 12 Incorporated in 2006. To the extent that the fair value of Carey REIT property in the merger exceeded its tax basis at the time of the merger, Carey REIT II would be subject to corporate level taxes to the extent of this “built-in-gain” if the properties were to be sold in a taxable transaction within ten years from the date of the merger. At the time of the merger, Carey REIT owned three properties whose tax values were not significantly different from their fair values. We do not expect to trigger any “built-in-gains” nor do we expect any significant “built-in-gains” tax if triggered.
Carey REIT II elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), with the filing of its 2007 return. We believe we have operated, and we intend to continue to operate, in a manner that allows Carey REIT II to continue to qualify as a REIT. Under the REIT operating structure, Carey REIT II is permitted to deduct distributions paid to our shareholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes related to Carey REIT II in the consolidated financial statements.
Investment Management Operations
We conduct our investment management operations primarily through taxable subsidiaries. These operations are subject to federal, state, local and foreign taxes, as applicable. Our financial statements are prepared on a consolidated basis including these taxable subsidiaries and include a provision for current and deferred taxes on these operations.
Earnings Per Share
Basic earnings per share is calculated by dividing net income available to common shareholders, as adjusted for unallocated earnings attributable to the unvested RSUs by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects potentially dilutive securities (options, restricted shares and RSUs) using the treasury stock method, except when the effect would be anti-dilutive.
Future Accounting Requirements
In December 2010, the FASB issued ASU 2010-28, which clarifies when step two of the goodwill impairment test must be performed for entities whose reporting units have a negative carrying value. This ASU will be applicable to us for our annual goodwill impairment evaluation beginning with the year ending December 31, 2011. We do not anticipate that it will have a material impact on our financial position or results of operations.
Note 3. Agreements and Transactions with Related Parties
Advisory Agreements with the CPA® REITs
We have advisory agreements with each of the CPA® REITs pursuant to which we earn certain fees. The advisory agreements were renewed for an additional year pursuant to their terms effective October 1, 2010. The following table presents a summary of revenue earned and cash received from the CPA® REITs in connection with providing services as the advisor to the CPA® REITs (in thousands):

	Years ended December 31,
	2010	2009	2008
Asset management revenue	$76,246	$76,621	$80,714
Structuring revenue	44,525	23,273	20,236
Wholesaling revenue	11,096	7,691	5,208
Reimbursed costs from affiliates	60,023	47,534	41,100
Distributions of available cash (CPA®:17 — Global only)	4,468	2,160	—

	$196,358	$157,279	$147,258

Asset Management Revenue
We earn asset management revenue totaling 1% per annum of average invested assets, which is calculated according to the advisory agreements for each CPA® REIT. A portion of this asset management revenue is contingent upon the achievement of specific performance criteria for each CPA® REIT, which is generally defined to be a cumulative distribution return for shareholders of the CPA® REIT. For CPA®:14, CPA®:15 and CPA®:16 — Global, this performance revenue is generally equal to 0.5% of the average invested assets of the CPA® REIT. For CPA®:17 — Global, we earn asset management revenue ranging from 0.5% of average market value for long-term net leases and certain other types of real estate investments up to 1.75% of average equity value for certain types of securities. For CPA®:17 — Global, we do not earn performance revenue, but we receive up to 10% of distributions of available cash from its operating partnership. Distributions of available cash from CPA®:17 — Global’s operating partnership are recorded as income from equity investments in CPA® REITs within the investment management segment.
Under the terms of the advisory agreements, we may elect to receive cash or shares of restricted stock for any revenue due from each CPA® REIT. In both 2010 and 2009, we elected to receive all asset management revenue in cash, with the exception of CPA®:17 — Global’s asset management revenue, which we elected to receive in restricted shares. For both 2010 and 2009, we also elected to receive performance revenue from CPA®:16 — Global in restricted shares, while for CPA®:14 and CPA®:15 we elected to receive 80% of all performance revenue in restricted shares, with the remaining 20% payable in cash.
Structuring Revenue
We earn revenue in connection with structuring and negotiating investments and related mortgage financing for the CPA® REITs. We may receive acquisition revenue of up to an average of 4.5% of the total cost of all investments made by each CPA® REIT. A portion of this revenue (generally 2.5%) is paid when the transaction is completed, while the remainder (generally 2%) is payable in equal annual installments ranging from three to eight years, provided the relevant CPA® REIT meets its performance criterion. Unpaid deferred installments totaled $30.5 million and $31.0 million at December 31, 2010 and 2009, respectively, and were included in Due from affiliates in the consolidated financial statements (Note 5). Unpaid installments bear interest at annual rates ranging from 5% to 7%. Interest earned on unpaid installments was $1.1 million, $1.5 million and $2.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. For certain types of non-long term net lease investments acquired on behalf of CPA®:17 — Global, initial acquisition revenue may range from 0% to 1.75% of the equity invested plus the related acquisition revenue, with no deferred acquisition revenue being earned. We may also be entitled, subject to CPA® REIT board approval, to fees for structuring loan refinancings of up to 1% of the principal amount. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. In addition, we may also earn revenue related to the sale of properties, subject to subordination provisions. We will only recognize this revenue if we meet the subordination provisions.
Reimbursed Costs from Affiliates and Wholesaling Revenue
The CPA® REITs reimburse us for certain costs, primarily broker-dealer commissions paid on behalf of the CPA® REITs and marketing and personnel costs. In addition, under the terms of a sales agency agreement between our wholly-owned broker-dealer subsidiary and CPA®:17 — Global, we earn a selling commission of up to $0.65 per share sold, selected dealer revenue of up to $0.20 per share sold and/or wholesaling revenue for selected dealers or investment advisors of up to $0.15 per share sold. We re-allow all or a portion of the selling commissions to selected dealers participating in CPA®:17 — Global’s offering and may re-allow up to the full selected dealer revenue to selected dealers. If needed, we will use any retained portion of the selected dealer revenue together with the wholesaling revenue to cover other underwriting costs incurred in connection with CPA®:17 — Global’s offering. Total underwriting compensation earned in connection with CPA®:17 — Global’s offering, including selling commissions, selected dealer revenue, wholesaling revenue and reimbursements made by us to selected dealers, cannot exceed the limitations prescribed by the Financial Industry Regulatory Authority. The limit on underwriting compensation is currently 10% of gross offering proceeds. We may also be reimbursed up to an additional 0.5% of the gross offering proceeds for bona fide due diligence expenses.

Other Transactions with Affiliates
Proposed Merger of Affiliates
On December 13, 2010, two of the CPA® REITs we manage, CPA®:14 and CPA®:16 — Global, entered into a definitive agreement pursuant to which CPA®:14 will merge with and into a subsidiary of CPA®:16 — Global, subject to the approval of the shareholders of CPA®:14. The closing of the Proposed Merger is also subject to customary closing conditions, as well as the closing of the CPA®:14 Asset Sales. If the Proposed Merger is approved, we currently expect that the closing will occur in the second quarter of 2011, although there can be no assurance of such timing.
In connection with the Proposed Merger, we have agreed to purchase three properties from CPA®:14, in which we already have a joint venture interest, for an aggregate purchase price of $32.1 million, plus the assumption of approximately $64.7 million of indebtedness. These properties all have remaining lease terms of less than 8 years, which are shorter than the average lease term of CPA®:16 — Global’s portfolio of properties. Consequently, CPA®:16 — Global required that these assets be sold by CPA®:14 prior to the Proposed Merger. This asset sale to us is contingent upon the approval of the Proposed Merger by the shareholders of CPA®:14.
If the Proposed Merger is consummated, we expect to earn revenues of $31.2 million in connection with the termination of the advisory agreements with CPA®:14 and $21.3 million of subordinated disposition revenues. We currently expect to receive our termination fee in shares of CPA®:14, which will then be exchanged into shares of CPA®:16 — Global in order to facilitate this transaction. In addition, based on our ownership of 8,018,456 shares of CPA®:14 at December 31, 2010, we will receive approximately $8.0 million as a result of a special $1.00 cash distribution to be paid by CPA®:14 to its shareholders, in part from the proceeds of the CPA®:14 Asset Sales, immediately prior to the Proposed Merger, as described below. We have agreed to elect to receive stock of CPA®:16 — Global in respect of our shares of CPA®:14 if the Proposed Merger is consummated. CAM has also agreed to waive any acquisition fees payable by CPA®:16 — Global under its advisory agreement with CAM in respect of the properties being acquired in the Proposed Merger and has also agreed to waive any disposition fees that may subsequently be payable by CPA®:16 — Global upon a sale of such assets.
In the Proposed Merger, CPA®:14 shareholders will be entitled to receive $11.50 per share, which is equal to the NAV of CPA®:14 as of September 30, 2010. The Merger Consideration will be paid to shareholders of CPA®:14, at their election, in either cash or a combination of the $1.00 per share special cash distribution and 1.1932 shares of CPA®:16 — Global common stock, which equates to $10.50 based on the $8.80 per share NAV of CPA®:16 — Global as of September 30, 2010. We computed these NAVs internally, relying in part upon a third-party valuation of each company’s real estate portfolio and indebtedness as of September 30, 2010. The board of directors of each of CPA®:16 — Global and CPA®:14 have the ability, but not the obligation, to terminate the transaction if more than 50% of the shareholders of CPA®:14 elect to receive cash in the Proposed Merger. Assuming that holders of 50% of CPA®:14’s outstanding stock elect to receive cash in the Proposed Merger, then the maximum cash required by CPA®:16 — Global to purchase these shares would be approximately $416.1 million, based on the total shares of CPA®:14 outstanding at December 31, 2010. If the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 Asset Sales and a new $300.0 million senior credit facility of CPA®:16 — Global, is not sufficient to enable CPA®:16 — Global to fulfill cash elections in the Proposed Merger by CPA®:14 shareholders, we have agreed to purchase a sufficient number of shares of CPA®:16 — Global stock from CPA®:16 — Global to enable it to pay such amounts to CPA®:14 shareholders.
Other
We are the general partner in a limited partnership (which we consolidate for financial statement purposes) that leases our home office space and participates in an agreement with certain affiliates, including the CPA® REITs, for the purpose of leasing office space used for the administration of our operations and the operations of our affiliates and for sharing the associated costs. This limited partnership does not have any significant assets, liabilities or operations other than its interest in the office lease. During each of the years ended December 31, 2010, 2009 and 2008, we recorded income from noncontrolling interest partners of $2.4 million, in each case related to reimbursements from these affiliates. The average estimated minimum lease payments on the office lease, inclusive of noncontrolling interests, at December 31, 2010 approximates $3.0 million annually through 2016.
We own interests in entities ranging from 5% to 95%, including jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates, and own common stock in each of the CPA® REITs and Carey Watermark. We consolidate certain of these investments and account for the remainder under the equity method of accounting.
One of our directors and officers is the sole shareholder of Livho, a subsidiary that operates a hotel investment. We consolidate the accounts of Livho in our consolidated financial statements in accordance with current accounting guidance for consolidation of VIEs because it is a VIE and we are its primary beneficiary.
Family members of one of our directors have an ownership interest in certain companies that own noncontrolling interests in one of our French majority-owned subsidiaries. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary companies.
An officer owns a redeemable noncontrolling interest in W. P. Carey International LLC (“WPCI”), a subsidiary company that structures net lease transactions on behalf of the CPA® REITs outside of the U.S., as well as certain related entities.
Included in Accounts payable, accrued expenses and other liabilities in the consolidated balance sheets at each of December 31, 2010 and 2009 are amounts due to affiliates totaling $0.9 million.

In December 2007, we received a loan totaling $7.6 million from two affiliated ventures in which we have interests that are accounted for under the equity method of accounting. The loan was used to fund the acquisition of certain tenancy-in-common interests in Europe and was repaid in March 2008. During the year ended December 31, 2008, we incurred interest expense of $0.1 million in connection with this loan.
Advisory Agreement with Carey Watermark
Effective September 15, 2010, we entered into an advisory agreement with Carey Watermark to perform certain services, including managing Carey Watermark’s offering and its overall business, identification, evaluation, negotiation, purchase and disposition of lodging-related properties and the performance of certain administrative duties. We are currently fundraising for Carey Watermark; however, as of December 31, 2010, Carey Watermark had no investments or significant operating activity. Costs incurred on behalf of Carey Watermark totaled $3.4 million through December 31, 2010. We anticipate being reimbursed for all or a portion of these costs in accordance with the terms of the advisory agreement if the minimum offering proceeds are raised.
Note 4. Net Investments in Properties
Real Estate
Real estate, which consists of land and buildings leased to others, at cost, and accounted for as operating leases, is summarized as follows (in thousands):

	December 31,
	2010	2009
Land	$111,660	$98,971
Buildings	448,932	426,636
Less: Accumulated depreciation	(108,032)	(100,247)

	$452,560	$425,360

Real Estate Acquired
In February 2010, we entered into a domestic investment that was deemed to be a real estate asset acquisition at a total cost of $47.6 million and capitalized acquisition-related costs of $0.1 million. We funded the investment with the escrowed proceeds of $36.1 million from a sale of property in December 2009 in an exchange transaction under Section 1031 of the Code, and $11.5 million from our line of credit. In July 2010, we obtained non-recourse mortgage financing of $35.0 million for this investment at an annual interest rate of LIBOR plus 2.5% that has been fixed at 5.5% through the use of an interest rate swap. This financing has a term of 10 years.
In June 2010, a venture in which we and an affiliate hold 70% and 30% interests, respectively, and which we consolidate, entered into an investment in Spain for a total cost of $27.2 million, inclusive of a noncontrolling interest of $8.4 million. We funded our share of the purchase price with proceeds from our line of credit. In connection with this transaction, which was deemed to be a real estate asset acquisition, we capitalized acquisition-related costs and fees totaling $1.0 million, inclusive of amounts attributable to a noncontrolling interest of $0.6 million. Dollar amounts are based on the exchange rate of the Euro on the date of acquisition.

Operating Real Estate
Operating real estate, which consists primarily of our self-storage investments through Carey Storage and our Livho subsidiary, at cost, is summarized as follows (in thousands):

	December 31,
	2010	2009
Land	$24,030	$16,257
Buildings	85,821	69,670
Less: Accumulated depreciation	(14,280)	(12,039)

	$95,571	$73,888

In January 2009, Carey Storage completed a transaction whereby it received cash proceeds of $21.9 million, plus a commitment to invest up to a further $8.1 million of equity, from the Investor to fund the purchase of self-storage assets in the future in exchange for a 60% interest in its self-storage portfolio (“Carey Storage venture”). We reflect the Carey Storage venture’s operations in our real estate ownership segment. Costs totaling $1.0 million incurred in structuring the transaction and bringing in the Investor into these operations are reflected in General and administrative expenses in our investment management segment during 2009. Prior to September 2010, we accounted for this transaction under the profit-sharing method because Carey Storage had a contingent option to repurchase this interest from the Investor at fair value. During the third quarter of 2010, Carey Storage amended its agreement with the Investor to, among other matters, remove the contingent purchase option in the original agreement. However, Carey Storage retained a controlling interest in the Carey Storage venture. As of September 30, 2010, we have reclassified the Investor’s interest from Accounts payable, accrued expenses and other liabilities to Noncontrolling interests on our consolidated balance sheet.
In connection with the January 2009 transaction, the Carey Storage venture repaid in full, the $35.0 million outstanding balance on its secured credit facility at a discount for $28.0 million, terminated the facility, and recognized a gain of $7.0 million on the repayment of this debt, inclusive of the Investor’s interest of $4.2 million. The debt repayment was financed with a portion of the proceeds from the exchange of the 60% interest and non-recourse debt with a new lender totaling $25.0 million, which is secured by individual mortgages on, and cross-collateralized by, the thirteen properties in the Carey Storage portfolio at the time of the January 2009 transaction. The new financing bears interest at a fixed rate of 7% per annum and has a 10-year term with a rate reset after 5 years. The $7.0 million gain recognized on the debt repayment and the Investor’s $4.2 million interest in this gain are both reflected in Other income and (expenses) in the consolidated financial statements.
In August 2009, the Carey Storage venture borrowed an additional $3.5 million that is collateralized by individual mortgages on, and cross-collateralized by, seven properties in the Carey Storage portfolio and distributed the proceeds to its profit-sharing interest holders. This loan has an annual fixed interest rate of 7.25% and a term of 9.6 years with a rate reset after 5 years. As part of this transaction, the Carey Storage venture distributed $1.9 million to the Investor, which has been reflected as a reduction of the profit-sharing obligation.
During 2010, the Carey Storage venture acquired seven self-storage properties in the U.S. at a total cost of $19.2 million, inclusive of amounts attributable to the Investor’s interest of $11.5 million. These investments were deemed to be business combinations, and as a result, the venture expensed acquisition-related costs of $0.4 million, inclusive of amounts attributable to the Investor’s interest of $0.2 million. In connection with these investments, the Carey Storage venture obtained new non-recourse mortgage financing and assumed existing mortgage loans from the sellers totaling $13.7 million, inclusive of amounts attributable to the Investor’s interest of $8.2 million. The mortgage loans have a weighted-average annual fixed interest rate and term of 6.3% and 8.2 years, respectively.
During 2010, an entity owned 100% by Carey Storage acquired another self-storage property in the U.S. for $2.8 million that was deemed to be a business combination, and as a result, it expensed acquisition-related costs of less than $0.1 million. In connection with this investment, Carey Storage obtained new non-recourse mortgage financing of $1.9 million with an annual fixed interest rate of 6.3% and a term of 10 years.

Scheduled Future Minimum Rents
Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI-based increases under non-cancelable operating leases, at December 31, 2010 are as follows (in thousands):

Years ending December 31,
2011	$51,326
2012	43,477
2013	39,050
2014	36,851
2015	31,231
Thereafter through 2030	141,716
Percentage rent revenue was approximately $0.1 million in each of 2010, 2009 and 2008.
Note 5. Finance Receivables
Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolios consist of direct financing leases and deferred acquisition fees. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated balance sheets.
Net Investment in Direct Financing Leases
Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2010	2009
Minimum lease payments receivable	$57,380	$64,201
Unguaranteed residual value	75,595	78,526

	132,975	142,727
Less: unearned income	(56,425)	(62,505)

	$76,550	$80,222

During 2008, we sold our net investment in a direct financing lease for $5.0 million, net of selling costs, and recognized a net gain on sale of $1.1 million. During the years ended December 31, 2010, 2009 and 2008, in connection with our annual reviews of the estimated residual values of our properties, we recorded impairment charges related to four direct financing leases of $1.1 million, $2.6 million and $0.5 million, respectively. Impairment charges relate primarily to other-than-temporary declines in the estimated residual values of the underlying properties due to market conditions (see Note 13). At both December 31, 2010 and 2009, Other assets included $0.3 million of accounts receivable, net of allowance for uncollectible accounts of less than $0.1 million, related to amounts billed under these direct financing leases.
Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI-based adjustments, under non-cancelable direct financing leases at December 31, 2010 are as follows (in thousands):

Years ending December 31,
2011	$10,607
2012	10,488
2013	10,093
2014	7,518
2015	4,599
Thereafter through 2022	14,075
Percentage rent revenue approximated $0.1 million in each of 2010, 2009 and 2008.
Deferred Acquisition Fees Receivable
As described in Note 3, we earn revenue in connection with structuring and negotiating investments and related mortgage financing for the CPA® REITs. A portion of this revenue is due in equal annual installments ranging from three to eight years, provided the relevant CPA® REIT meets its performance criterion. Unpaid deferred installments, including accrued interest, from all of the CPA® REITs totaled $31.4 million and $32.4 million at December 31, 2010 and 2009, respectively, and were included in Due from affiliates in the consolidated financial statements. Unpaid installments bear interest at annual rates ranging from 5% to 7%.

Credit Quality of Finance Receivables
We generally seek investments in facilities that are critical to the tenant’s business and that we believe have a low risk of tenant defaults. At December 31, 2010, none of the balances of our finance receivables were past due and we had not established any allowances for credit losses. Additionally, there have been no modifications of finance receivables. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the fourth quarter of 2010. We believe the credit quality of our deferred acquisition fees receivable falls under category 1, as all of the CPA® REITs are expected to have the available cash to make such payments.
A summary of our tenant receivables by internal credit quality rating at December 31, 2010 is as follows (in thousands):

Internal		Net Investments in
Credit Quality	Number	Direct Financing
Rating	of Tenants	Leases
1	9	$49,533
2	5	24,447
3	0	—
4	1	2,570
5	0	—

		$76,550

Note 6. Equity Investments in Real Estate and CPA® REITs
Our equity investments in real estate for our investments in the CPA® REITs and for our interests in unconsolidated real estate investments are summarized below.
CPA® REITs
We own interests in the CPA® REITs and account for these interests under the equity method because, as their advisor, we do not exert control but have the ability to exercise significant influence. Shares of the CPA® REITs are publicly registered and the CPA® REITs file periodic reports with the SEC, but the shares are not listed on any exchange and are not actively traded. We earn asset management and performance revenue from the CPA® REITs and have elected, in certain cases, to receive a portion of this revenue in the form of restricted common stock of the CPA® REITs rather than cash.
The following table sets forth certain information about our investments in the CPA® REITs (dollars in thousands):

	% of Outstanding Shares at		Carrying Amount of Investment at
	December 31,		December 31,
Fund	2010	2009	2010 (a)	2009 (a)
CPA®:14	9.2%	8.5%	$87,209	$79,906
CPA®:15	7.1%	6.5%	87,008	78,816
CPA®:16 – Global	5.6%	4.7%	62,682	53,901
CPA®:17 – Global (b)	0.6%	0.4%	8,156	3,328

			$245,055	$215,951

(a)	Includes asset management fee receivable at period end for which shares will be issued during the subsequent period.

(b)	CPA®:17 — Global has been deemed to be a VIE of which we are not the primary beneficiary (Note 2).

The following tables present combined summarized financial information for the CPA® REITs. Amounts provided are the total amounts attributable to the CPA® REITs and do not represent our proportionate share (in thousands):

	December 31,
	2010	2009
Assets	$8,533,899	$8,468,955
Liabilities	(4,632,709)	(4,638,552)

Shareholders’ equity	$3,901,190	$3,830,403

	Years ended December 31,
	2010	2009	2008
Revenues	$774,861	$757,780	$730,207
Expenses	(588,137)	(759,378)	(633,492)

Net income	$186,724	$(1,598)	$96,715

We recognized income (loss) from our equity investments in the CPA® REITs, which is reflected in the real estate segment, of $10.5 million, ($2.5) million and $6.2 million for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, we received distributions of available cash from CPA ®:17 — Global’s operating partnership of $4.5 million and, $2.2 million for the years ended December 31, 2010 and 2009, respectively, which we recorded as income from equity investments in the CPA® REITs within the investment management segment. Our proportionate share of income or loss recognized from our equity investments in the CPA® REITs is impacted by several factors, including impairment charges recorded by the CPA® REITs. During 2010, 2009 and 2008, the CPA® REITs recognized impairment charges totaling approximately $40.7 million, $170.0 million and $40.4 million, respectively, which based upon our proportionate ownership reduced the income we earned from these investments by $3.0 million, $11.5 million and $2.1 million, respectively.
Interests in Unconsolidated Real Estate Investments
We own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in (i) partnerships and limited liability companies that we do not control but over which we exercise significant influence, and (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments).
The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values (dollars in thousands):

	Ownership	Carrying Value at
	Interest at	December 31,
Lessee	December 31, 2010	2010	2009
Schuler A. G. (a) (b) (c)	33%	$20,493	$23,755
The New York Times Company	18%	20,191	19,740
Carrefour France, SAS (a)	46%	18,274	17,570
U. S. Airways Group, Inc. (b) (d)	75%	7,934	8,927
Medica — France, S.A. (a)	46%	5,232	6,160
Hologic, Inc.	36%	4,383	4,388
Consolidated Systems, Inc. (b)	60%	3,388	3,395
Information Resources, Inc. (e)	33%	3,375	2,270
Childtime Childcare, Inc.	34%	1,862	1,843
Hellweg Die Profi-Baumarkte GmbH & Co. KG (a)	5%	1,086	2,639
The Retail Distribution Group (f)	40%	—	1,099
Federal Express Corporation (g)	40%	(4,272)	1,976
Amylin Pharmaceuticals, Inc. (h)	50%	(4,707)	(4,723)

		$77,239	$89,039

(a)	The carrying value of the investment is affected by the impact of fluctuations in the exchange rate of the Euro.

(b)	Represents tenant-in-common interest.

(c)	In 2010, we recognized an other-than-temporary impairment charge of $1.4 million to reflect the decline in the estimated fair value of the investment’s underlying net assets in comparison with the carrying value of our interest in the investment.

(d)	The decrease in carrying value was due to cash distributions made to us by the venture.

(e)	The increase in carrying value was due to operating contributions we made to the venture.

(f)	In March 2010, this venture sold its property and distributed the proceeds to the venture partners. We have no further economic interest in this venture.

(g)	In 2010, this venture refinanced its maturing non-recourse mortgage debt with new non-recourse financing and distributed the net proceeds to the venture partners. Our share of the distribution was $5.5 million, which exceeded our total investment in the venture at that time.

(h)	In 2007, this venture refinanced its existing non-recourse mortgage debt with new non-recourse financing based on the appraised value of its underlying real estate and distributed the proceeds to the venture partners. Our share of the distribution was $17.6 million, which exceeded our total investment in the venture at that time.
As discussed in Note 2, we adopted the FASB’s amended guidance on the consolidation of VIEs effective January 1, 2010. Upon adoption of the amended guidance, we re-evaluated our existing interests in unconsolidated entities and determined that we should continue to account for our interests in The New York Times and Hellweg ventures using the equity method of accounting primarily because the partners in each of these ventures has the power to direct the activities that most significantly impact the entity’s economic performance, including disposal rights of the property. Carrying amounts related to these VIEs are noted in the table above. Because we generally utilize non-recourse debt, our maximum exposure to either VIE is limited to the equity we have in each VIE. We have not provided financial or other support to either VIE, and there are no guarantees or other commitments from third parties that would affect the value or risk of our interest in such entities.
The following tables present combined summarized financial information of our venture properties. Amounts provided are the total amounts attributable to the venture properties and do not represent our proportionate share (in thousands):

	December 31,
	2010	2009
Assets	$1,151,859	$1,452,103
Liabilities	(818,238)	(714,558)

Partners’/members’ equity	$333,621	$737,545

	Years ended December 31,
	2010	2009	2008
Revenues	$146,214	$119,265	$88,713
Expenses	(79,665)	(61,519)	(65,348)

Net income	$66,549	$57,746	$23,365

We recognized income from these equity investments in real estate of $16.0 million, $13.8 million and $8.0 million for the years ended December 31, 2010, 2009 and 2008, respectively. Income from equity investments in real estate represents our proportionate share of the income or losses of these ventures as well as certain depreciation and amortization adjustments related to purchase accounting and other-than-temporary impairment charges.
We have a 5% interest in a Lending Venture that made a loan, the Note Receivable, to the Partner who held a 75.3% interest in the Partnership owning 37 properties throughout Germany at a total cost of $336.0 million. Concurrently, our affiliates also acquired an interest in a Property Venture that acquired the remaining 24.7% ownership interest in the Partnership as well as an option to purchase an additional 75% interest from the Partner by December 2010. Also in connection with this transaction, the Lending Venture obtained non-recourse financing of $284.9 million having a fixed annual interest rate of 5.5%, a term of 10 years and is collateralized by the 37 German properties. In November 2010, the Property Venture exercised a portion of its call option via the Lending Venture whereby the Partner exchanged a 70% interest in the limited partnership for a $295.7 million reduction in the Note Receivable due to the Lending Venture. Subsequent to the exercise of the option, the Property Venture now owns a 94.7% interest in the Partnership and retains options to purchase the remaining 5.3% interest from the Partner by December 2012. All dollar amounts are based on the exchange rates of the Euro at the dates of the transactions, and dollar amounts provided represent the total amounts attributable to the ventures and do not represent our proportionate share.

Equity Investment in Direct Financing Lease Acquired
In March 2009, an entity in which we, CPA®:16 — Global and CPA®:17 — Global hold 17.75%, 27.25% and 55% interests, respectively, completed a net lease financing transaction with respect to a leasehold condominium interest, encompassing approximately 750,000 rentable square feet, in the office headquarters of The New York Times Company for approximately $233.7 million. Our share of the purchase price was approximately $40.0 million, which we funded with proceeds from our line of credit. We account for this investment under the equity method of accounting, as we do not have a controlling interest in the entity but exercise significant influence over it. In connection with this investment, which was deemed a direct financing lease, the venture capitalized costs and fees totaling $8.7 million. In August 2009, the venture obtained mortgage financing on the New York Times property of $119.8 million at an annual interest rate of LIBOR plus 4.75% that has been capped at 8.75% through the use of an interest rate cap. This financing has a term of five years.
Note 7. Intangible Assets and Goodwill
In connection with our acquisition of properties, we have recorded net lease intangibles of $41.1 million, which are being amortized over periods ranging from approximately one year to 40 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to lease revenues, while amortization of in-place lease and tenant relationship intangibles is included in Depreciation and amortization. Below-market rent intangibles are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.
Intangibles and goodwill are summarized as follows (in thousands):

	December 31,
	2010	2009
Amortized Intangibles Assets
Management contracts	$32,765	$32,765
Less: accumulated amortization	(29,035)	(26,262)

	3,730	6,503

Lease Intangibles:
In-place lease	23,028	18,614
Tenant relationship	10,251	9,816
Above-market rent	9,737	8,085
Less: accumulated amortization	(26,560)	(25,413)

	16,456	11,102

Unamortized Goodwill and Indefinite-Lived Intangible Assets
Goodwill	63,607	63,607
Trade name	3,975	3,975

	67,582	67,582

	$87,768	$85,187

Amortized Below-Market Rent Intangible
Below-market rent	$(1,954)	$(2,009)
Less: accumulated amortization	1,270	641

	$(684)	$(1,368)

Net amortization of intangibles was $5.6 million, $6.6 million and $7.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.
Based on the intangible assets at December 31, 2010, annual net amortization of intangibles for each of the next five years is as follows: 2011 — $3.1 million, 2012 — $2.6 million, 2013 — $2.3 million, 2014 — $1.1 million, and 2015 — $0.9 million.

Note 8. Debt
Scheduled debt principal payments during each of the next five years following December 31, 2010 and thereafter are as follows (in thousands):

Years ending December 31,	Total
2011(a)	$176,438
2012	35,334
2013	6,408
2014	6,414
2015	46,449
Thereafter through 2021	125,939

Total	$396,982

(a)	Includes $141.8 million outstanding under our line of credit, which is scheduled to mature in June 2011. We currently intend to extend this line for an additional year.
Non-recourse debt
Non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of real property and direct financing leases, with an aggregate carrying value of $367.5 million at December 31, 2010. Our mortgage notes payable had fixed annual interest rates ranging from 3.1% to 7.8% and variable annual interest rates ranging from 1.2% to 7.3%, with maturity dates ranging from 2011 to 2021 at December 31, 2010.
In January 2009, Carey Storage repaid, in full, the $35.0 million outstanding under its $105.0 credit facility at a discount for $28.0 million and terminated the facility.
Line of credit
We have a $250.0 million unsecured revolving line of credit that is scheduled to mature in June 2011. Pursuant to the terms of the credit agreement, the line of credit can be increased up to $300.0 million at the discretion of the lenders. Additionally, as long as there has been no default, we may extend the line of credit at our discretion, within 90 days of, but not less than 30 days prior to, expiration, for an additional year. Such extension is subject to the payment of an extension fee equal to 0.125% of the total commitments under the facility at that time. We currently intend to extend this line for an additional year.
The line of credit provides for an annual interest rate, at our election, of either (i) LIBOR plus a spread that ranges from 75 to 120 basis points depending on our leverage, or (ii) the greater of the lender’s prime rate and the Federal Funds Effective Rate plus 50 basis points. In addition, we pay an annual fee ranging between 12.5 and 20 basis points of the unused portion of the line of credit, depending on our leverage ratio. Based on our leverage ratio at December 31, 2010, we pay interest at LIBOR, or 0.25%, plus 90 basis points and pay 15 basis points on the unused portion of the line of credit.
The credit agreement stipulates six financial covenants that require us to maintain the following ratios and benchmarks at the end of each quarter (the quoted variables are specifically defined in the credit agreement):
(i)	a “maximum leverage” ratio, which requires us to maintain a ratio for “total outstanding indebtedness” to “total value” of 60% or less;
(ii)	a “maximum secured debt” ratio, which requires us to maintain a ratio for “total secured outstanding indebtedness” (inclusive of permitted “indebtedness of subsidiaries”) to “total value” of 50% or less;
(iii)	a “minimum combined equity value,” which requires us to maintain a “total value” less “total outstanding indebtedness” of at least $550.0 million. This amount must be adjusted in the event of any securities offering by adding 85% of the “fair market value of all net offering proceeds”;
(iv)	a “minimum fixed charge coverage ratio,” which requires us to maintain a ratio for “adjusted total EBITDA” to “fixed charges” of 1.75 to 1.0;
(v)	a “maximum dividend payout,” which requires us to ensure that the total of “restricted payments” made in the current quarter, when added to the total for the three preceding fiscal quarters, shall not exceed 90% of “adjusted total EBITDA” for the four preceding fiscal quarters. “Restricted payments” include quarterly dividends and the total amount of shares repurchased by us in excess of $10.0 million per year; and
(vi)	a limitation on “recourse indebtedness,” which prohibits us from incurring additional secured indebtedness other than “non-recourse indebtedness” or indebtedness that is recourse to us that exceeds $50.0 million or 5% of the “total value,” whichever is greater.

We were in compliance with these covenants at December 31, 2010.
Note 9. Settlement of SEC Investigation
In March 2008, we entered into a settlement with the SEC with respect to all matters relating to a previously disclosed investigation. In anticipation of this settlement, we recognized a charge of $30.0 million and an offsetting $9.0 million tax benefit in the fourth quarter of 2007. As a result, the settlement is reflected as Decrease in settlement provision in our Consolidated Statement of Cash Flows for the year ended December 31, 2008. We also recognized a gain of $1.8 million for the year ended December 31, 2008 related to an insurance reimbursement of certain professional services costs incurred in connection with the SEC investigation.
Note 10. Commitments and Contingencies
At December 31, 2010, we were not involved in any material litigation.
Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.
We have provided certain representations in connection with divestitures of certain of our properties. These representations address a variety of matters including environmental liabilities. We are not aware of any claims or other information that would give rise to material payments under such representations.
Proposed Merger of Affiliates
As discussed in Note 3, in connection with the Proposed Merger, we have agreed to purchase three properties from CPA®:14, in which we already have a joint venture interest, for an aggregate purchase price of $32.1 million, plus the assumption of approximately $64.7 million of indebtedness.
If the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 Asset Sales and a new $300.0 million senior credit facility of CPA®:16 — Global, is not sufficient to enable CPA®:16 — Global to fulfill cash elections in the Proposed Merger by CPA®:14 shareholders, we have agreed to purchase a sufficient number of shares of CPA®:16 — Global stock from CPA®:16 — Global to enable it to pay such amounts to CPA®:14 shareholders. Assuming that holders of 50% of CPA®:14’s outstanding stock elect to receive cash in the Proposed Merger, then the maximum cash required by CPA®:16 — Global to purchase these shares would be approximately $416.1 million, based on the total shares of CPA®:14 outstanding at December 31, 2010.
The merger agreement also contains certain termination rights for both CPA®:14 and CPA®:16. If the merger agreement is terminated because the closing condition that CPA®:16 — Global obtain funding pursuant to the debt financing and, if applicable, the equity financing described above is not satisfied or waived, we have agreed to pay CPA®:16 — Global’s and CPA®:14’s out-of-pocket expenses up to $5.0 million and $4.0 million, respectively. We have also agreed to pay CPA®:14’s out-of-pocket expenses if the merger agreement is terminated due to more than 50% of CPA®:14’s shareholders electing to receive cash in the Proposed Merger or CPA®:14 failing to obtain the requisite shareholder approval. Costs incurred by CPA®:14 and CPA®:16 — Global related to the Proposed Merger totaled approximately $1.2 million and $1.8 million, respectively, through December 31, 2010.
In connection with the Proposed Merger, CAM has agreed to indemnify CPA®:16 — Global if it suffers certain losses arising out of a breach by CPA®:14 of its representations and warranties under the merger agreement and having a material adverse effect on CPA®:16 — Global after the Proposed Merger, up to the amount of fees received by CAM in connection with the Proposed Merger. We have evaluated the exposure related to this indemnification and believe the exposure to be minimal.

Note 11. Fair Value Measurements
Under current authoritative accounting guidance for fair value measurements, the fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for which little or no market data exists, therefore requiring us to develop our own assumptions, such as certain securities.
Items Measured at Fair Value on a Recurring Basis
The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Money Market Funds — Our money market funds consisted of government securities and treasury bills. These funds were classified as Level 1 as we used quoted prices from active markets to determine their fair values.
Derivative Assets and Liabilities — Our derivative assets and liabilities primarily comprised of interest rate swaps or caps. These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates. Our derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.
Other Securities — Our other securities primarily comprised of our investment in an India growth fund and our interest in a commercial mortgage loan securitization. These funds are not traded in an active market. We estimated the fair value of these securities using internal valuation models that incorporate market inputs and our own assumptions about future cash flows. We classified these assets as Level 3.
Redeemable Noncontrolling Interest — We account for the noncontrolling interest in WPCI as redeemable noncontrolling interest. We determined the valuation of redeemable noncontrolling interest using widely accepted valuation techniques, including discounted cash flow on the expected cash flows of the investment as well as the income capitalization approach, which considers prevailing market capitalization rates. We classified this liability as Level 3.

The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2010 and 2009 (in thousands):

		Fair Value Measurements at December 31, 2010 Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$37,154	$37,154	$—	$—
Other securities	1,726	—	—	1,726
Derivative assets	312	—	312	—

Total	$39,192	$37,154	$312	$1,726

Liabilities:
Derivative liabilities	$969	$—	$969	$—
Redeemable noncontrolling interest	7,546	—	—	7,546

Total	$8,515	$—	$969	$7,546

		Fair Value Measurements at December 31, 2009 Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$4,283	$4,283	$—	$—
Other securities	1,687	—	—	1,687

Total	$5,970	$4,283	$—	$1,687

Liabilities:
Derivative liabilities	$634	$—	$634	$—
Redeemable noncontrolling interest	7,692	—	—	7,692

Total	$8,326	$—	$634	$7,692

Assets and liabilities presented above exclude assets and liabilities owned by unconsolidated ventures.

	Fair Value Measurements Using
	Significant Unobservable Inputs (Level 3 Only)
	Year ended December 31, 2010		Year ended December 31, 2009
	Assets	Liabilities	Assets	Liabilities
		Redeemable		Redeemable
	Other	Noncontrolling	Other	Noncontrolling
	Securities	Interest	Securities	Interest
Beginning balance	$1,687	$7,692	$1,628	$18,085
Total gains or losses (realized and unrealized):
Included in earnings	4	1,293	(2)	2,258
Included in other comprehensive income (loss)	12	(12)	16	12
Purchases	23	—	45
Settlements		—	—	(15,380)
Distributions paid	—	(956)	—	(4,056)
Redemption value adjustment	—	(471)	—	6,773

Ending balance	$1,726	$7,546	$1,687	$7,692

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$4	$—	$(2)	$—

We did not have any transfers into or out of Level 1, Level 2 and Level 3 measurements during the years ended December 31, 2010 and 2009. Gains and losses (realized and unrealized) included in earnings for other securities are reported in other income and (expenses) in the consolidated financial statements.

Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Deferred acquisition fees receivable	$31,419	$32,485	$32,386	$32,800
Non-recourse debt	255,232	255,460	215,330	201,774
Line of credit	141,750	140,600	111,000	108,900
We determine the estimated fair value of our debt instruments using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk. We estimate that our other financial assets and liabilities (excluding net investment in direct financing leases) had fair values that approximated their carrying values at both December 31, 2010 and 2009.
Items Measured at Fair Value on a Non-Recurring Basis
We perform an assessment, when required, of the value of certain of our real estate investments in accordance with current authoritative accounting guidance. As part of that assessment, we determined the valuation of these assets using widely accepted valuation techniques, including expected discounted cash flows or an income capitalization approach, which considers prevailing market capitalization rates. We reviewed each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. We calculated the impairment charges recorded during the years ended December 31, 2010, 2009 and 2008 based on contracted or expected selling prices. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions change.
The following table presents information about our nonfinancial assets that were measured on a fair value basis for the years ended December 31, 2010 and 2009. All of the impairment charges were measured using unobservable inputs (Level 3) (in thousands):

	Year ended December 31, 2010		Year ended December 31, 2009		Year ended December 31, 2008
	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment
	Measurements	Charges	Measurements	Charges	Measurements	Charges
Impairment Charges From Continuing Operations:
Real estate	$5,260	$6,104	$823	$900	$—	$—
Net investments in direct financing leases	3,548	1,140	23,571	2,616	4,201	473
Equity investments in real estate	22,846	1,394	—	—	—	—

	31,654	8,638	24,394	3,516	4,201	473

Impairment Charges From Discontinued Operations:
Real estate	6,402	8,137	9,719	6,908	3,751	538

	$38,056	$16,775	$34,113	$10,424	$7,952	$1,011

Note 12. Risk Management and Use of Derivative Financial Instruments
Risk Management
In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. We are subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans, as well as changes in the value of our other securities and the shares we hold in the CPA® REITs due to changes in interest rates or other market factors. In addition, we own investments in the European Union and are subject to the risks associated with changing foreign currency exchange rates.
Foreign Currency Exchange
We are exposed to foreign currency exchange rate movements, primarily in the Euro. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency, but we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

Use of Derivative Financial Instruments
When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates. We have not entered, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to derivative instruments that we enter into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, that are considered to be derivative instruments. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.
We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in OCI until the hedged item is recognized in earnings. For cash flow hedges, the ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.
The following table sets forth certain information regarding our derivative instruments at December 31, 2010 and 2009 (in thousands):

		Asset Derivatives Fair Value		Liability Derivatives Fair Value
Derivatives designated as		at December 31,		at December 31,
hedging instruments	Balance Sheet Location	2010	2009	2010	2009
Interest rate swaps	Other assets, net	$312	$—	$—	$—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(969)	(634)
The following table presents the impact of derivative instruments on OCI within our consolidated financial statements (in thousands):

	Amount of (Loss) Gain Recognized in
	OCI on Derivative (Effective Portion)
	Years ended December 31,
Derivatives in Cash Flow Hedging Relationships	2010	2009	2008
Interest rate swaps (a)	$(45)	$(243)	$(419)

(a)	During the years ended December 31, 2010, 2009 and 2008, no gains or losses were reclassified from OCI into income related to effective or ineffective portions of hedging relationships or to amounts excluded from effectiveness testing.
See below for information on our purposes for entering into derivative instruments and for information on derivative instruments owned by unconsolidated ventures, which are excluded from the tables above.
Interest Rate Swaps and Caps
We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our venture partners may obtain variable rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

The interest rate swap derivative instruments that we had outstanding at December 31, 2010 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

		Notional	Effective	Effective	Expiration
	Type	Amount	Interest Rate	Date	Date	Fair Value
3-Month Euribor (a)	“Pay-fixed” swap	$8,522	4.2%	3/2008	3/2018	$(757)
1-Month Libor	“Pay-fixed” swap	4,681	3.0%	4/2010	4/2015	(212)
1-Month Libor	“Pay-fixed” swap	34,804	3.0%	7/2010	7/2020	312

						$(657)

(a)	Amounts are based upon the Euro exchange rate at December 31, 2010.
The interest rate cap derivative instruments that our unconsolidated ventures had outstanding at December 31, 2010 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

	Ownership Interest
	in Venture at		Notional			Effective	Expiration
	December 31, 2010	Type	Amount	Cap Rate (a)	Spread	Date	Date	Fair Value
3-Month LIBOR	17.75%	Interest rate cap	$116,684	4.0%	4.8%	8/2009	8/2014	$733
1-Month LIBOR	78.95%	Interest rate cap	18,310	3.0%	4.0%	9/2009	4/2014	122

								$855

(a)	The applicable interest rates of the related loans were 5.0% and 4.3% at December 31, 2010; therefore, the interest rate caps were not being utilized at that date.
Other
Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on our non-recourse variable-rate debt. At December 31, 2010, we estimate that an additional $1.3 million will be reclassified as interest expense during the next twelve months.
Some of the agreements we have with derivative counterparties contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on certain of our indebtedness. At December 31, 2010, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $0.8 million at December 31, 2010, which includes accrued interest but excludes any adjustment for nonperformance risk. If we had breached any of these provisions at December 31, 2010, we could have been required to settle our obligations under these agreements at their termination value of $0.9 million.
Portfolio Concentration Risk
Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10% of current annualized lease revenues in certain areas, as described below. The percentages in the paragraph below represent our directly-owned real estate properties and do not include our pro rata share of equity investments.

At December 31, 2010, the majority of our directly-owned real estate properties were located in the U.S. (89%), with Texas (20%), California (14%), Arizona (11%) and Georgia (11%) representing the most significant geographic concentrations, based on percentage of our annualized contractual minimum base rent for the fourth quarter of 2010. At December 31, 2010, our directly-owned real estate properties contained concentrations in the following asset types: office (38%), industrial (30%) and warehouse/distribution (17%); and in the following tenant industries: retail stores (13%), business and commercial services (12%) and telecommunications (12%).
Note 13. Impairment Charges
We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate in which an impairment indicator is identified, we follow a two-step process to determine whether the investment is impaired and to determine the amount of the charge. First, we compare the carrying value of the real estate to the future net undiscounted cash flow that we expect the real estate will generate, including any estimated proceeds from the eventual sale of the real estate. If this amount is less than the carrying value, the real estate is considered to be impaired, and we then measure the loss as the excess of the carrying value of the real estate over the estimated fair value of the real estate, which is primarily determined using market information such as recent comparable sales or broker quotes. If relevant market information is not available or is not deemed appropriate, we then perform a future net cash flow analysis discounted for inherent risk associated with each investment.
The following table summarizes impairment charges recognized during the years ended December 31, 2010, 2009, and 2008 (in thousands):

	Years ended December 31,
	2010	2009	2008
Real estate	$6,104	$900	$—
Net investments in direct financing leases	1,140	2,616	473

Total impairment charges included in expenses	7,244	3,516	473
Equity investments in real estate (a)	1,394	—	—

Total impairment charges included in continuing operations	8,638	3,516	473
Impairment charges included in discontinued operations	8,137	6,908	538

Total impairment charges	$16,775	$10,424	$1,011

(a)	Impairment charges on our equity investments in real estate are included in Income from equity investments in real estate and CPA® REITs within the consolidated financial statements.
Impairment Charges on Real Estate
During the years ended December 31, 2010 and 2009, we recognized impairment charges on various properties totaling $6.1 million and $0.9 million, respectively. These impairments were primarily the result of writing down the properties’ carrying values to their respective estimated fair values in connection with potential sales due to tenants vacating or not renewing their leases.
Impairment Charges on Direct Financing Leases
In connection with our annual review of the estimated residual values on our properties classified as net investments in direct financing leases, we determined that an other-than-temporary decline in estimated residual value had occurred at various properties due to market conditions, and the accounting for these direct financing leases was revised using the changed estimates. The changes in estimates resulted in the recognition of impairment charges totaling $1.1 million, $2.6 million and $0.5 million in 2010, 2009 and 2008, respectively.
Impairment Charges on Equity Investments in Real Estate
During the year ended December 31, 2010, we recognized an other-than-temporary impairment charge of $1.4 million on a venture to reflect the decline in the estimated fair value of the venture’s underlying net assets in comparison with the carrying value of our interest in the venture.

Impairment Charges on Properties Sold
During the years ended December 31, 2010, 2009 and 2008, we recognized impairment charges on properties sold totaling $8.1 million, $6.9 million and $0.5 million, respectively. These impairment charges, which are included in discontinued operations, were the result of reducing these properties’ carrying values to their estimated fair values (Note 17).
Note 14. Equity
Distributions Payable
We declared a quarterly distribution of $0.510 per share in December 2010, which was paid in January 2011 to shareholders of record at December 31, 2010; and a quarterly distribution of $0.502 per share and a special distribution of $0.30 per share in December 2009, which were paid in January 2010 to shareholders of record at December 31, 2009. The special distribution was approved by our board of directors as a result of an increase in our 2009 taxable income.
Redeemable Noncontrolling Interest
We account for the noncontrolling interest in WPCI held by one of our officers as a redeemable noncontrolling interest, as we have an obligation to repurchase the interest from that officer, subject to certain conditions. The officer’s interest is reflected at estimated redemption value for all periods presented. Redeemable noncontrolling interests, as presented on the consolidated balance sheets, reflect adjustments of ($0.5) million, $6.8 million and $0.3 million at December 31, 2010, 2009 and 2008, respectively, to present the officer’s interest at redemption value. See Note 15.
The following table presents a reconciliation of redeemable noncontrolling interest (in thousands):

	2010	2009	2008
Balance at beginning of year	$7,692	$18,085	$20,394
Redemption value adjustment	(471)	6,773	322
Net income	1,293	2,258	1,508
Distributions	(956)	(4,056)	(4,139)
Purchase of noncontrolling interests	—	(15,380)	—
Change in other comprehensive (loss) income	(12)	12	—

Balance at end of year	$7,546	$7,692	$18,085

Accumulated Other Comprehensive Loss
The following table presents accumulated other comprehensive loss reflected in equity, net of tax. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2010	2009
Unrealized gain on marketable securities	$48	$42
Unrealized loss on derivative instruments	(1,658)	(901)
Foreign currency translation adjustment	(1,853)	178

Accumulated other comprehensive loss	$(3,463)	$(681)

Earnings Per Share
Under current authoritative guidance for determining earnings per share, all unvested share-based payment awards that contain non-forfeitable rights to distributions are considered to be participating securities and therefore are included in the computation of earnings per share under the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common shares and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Our unvested RSUs contain rights to receive non-forfeitable distribution equivalents, and therefore we apply the two-class method of computing earnings per share. The calculation of earnings per share below excludes the income attributable to the unvested RSUs from the numerator. The following table summarizes basic and diluted earnings per share for the periods indicated (in thousands, except share amounts):

	Years ended December 31,
	2010	2009	2008
Net income attributable to W. P. Carey members	$73,972	$69,023	$78,047
Allocation of distributions paid on unvested RSUs in excess of net income	(440)	(1,127)	(295)

Net income — basic	73,532	67,896	77,752
Income effect of dilutive securities, net of taxes	724	1,250	840

Net income — diluted	$74,256	$69,146	$78,592

Weighted average shares outstanding — basic	39,514,746	39,019,709	39,202,520
Effect of dilutive securities	493,148	693,026	1,018,592

Weighted average shares outstanding — diluted	40,007,894	39,712,735	40,221,112

Securities included in our diluted earnings per share determination consist of stock options, warrants and restricted stock. Securities totaling 1.8 million shares, 2.6 million shares and 2.4 million shares for the years ended December 31, 2010, 2009, and 2008, respectively, were excluded from the earnings per share computations above as their effect would have been anti-dilutive.
Share Repurchase Programs
In June 2007, our board of directors approved a share repurchase program through December 31, 2007 that was later extended through March 2008. During the term of the program, we repurchased a total of $30.7 million of our common stock. In October 2008, the Executive Committee of our board of directors (the “Executive Committee”) approved a program to repurchase up to $10.0 million of our common stock through December 15, 2008. During the term of this program, we repurchased a total of $8.5 million of our common stock. In December 2008, the Executive Committee approved a further program to repurchase up to $10.0 million of our common stock through March 4, 2009 or the date the maximum was reached, if earlier. During the term of this program, we repurchased a total of $9.3 million of our common stock. In March 2009, the Executive Committee approved an additional program to repurchase up to $3.5 million of our common stock through March 27, 2009 or the date the maximum was reached, if earlier. During the term of this program, we repurchased a total of $2.8 million of our common stock.
Note 15. Stock-Based and Other Compensation
Stock-Based Compensation
At December 31, 2010, we maintained several stock-based compensation plans as described below. The total compensation expense (net of forfeitures) for these plans was $7.4 million, $9.3 million and $7.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. Total stock-based compensation expense for the year ended December 31, 2010 included net forfeitures of $2.0 million as a result of the resignation of two senior officers. The tax benefit recognized by us related to these plans totaled $3.3 million, $4.2 million and $3.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.
2009 Incentive Plan and 1997 Incentive Plans
We maintain the 1997 Share Incentive Plan (as amended, the “1997 Incentive Plan”), which authorized the issuance of up to 6,200,000 shares of our common stock. In June 2009, our shareholders approved the 2009 Share Incentive Plan (the “2009 Incentive Plan”) to replace the 1997 Incentive Plan, except with respect to outstanding contractual obligations under the 1997 Incentive Plan, so that no further awards can be made under that plan. The 2009 Incentive Plan authorizes the issuance of up to 3,600,000 shares of our common stock, of which 218,644 were issued or reserved for issuance upon vesting of RSUs and PSUs at December 31, 2010. The 1997 Incentive Plan provided for the grant of (i) share options, which may or may not qualify as incentive stock options under the Code, (ii) performance shares or PSUs, (iii) dividend equivalent rights and (iv) restricted shares or RSUs. The 2009 Incentive Plan provides for the grant of (i) share options, (ii) restricted shares or RSUs, (iii) performance shares or PSUs, and (iv) dividend equivalent rights. The vesting of grants under both plans is accelerated upon a change in our control and under certain other conditions. During 2010, grants under our long-term incentive program (the “LTIP”) were made under the 2009 Incentive Plan.

In December 2007, the Compensation Committee approved the LTIP and terminated further contributions to the Partnership Equity Unit Plan described below. In 2008, the Compensation Committee approved long-term incentive awards consisting of 153,900 RSUs and 148,250 PSUs under the LTIP through the 1997 Incentive Plan. In 2009, the Compensation Committee granted 126,050 RSUs and 152,000 PSUs under the LTIP through the 1997 Incentive Plan. In 2010, the Compensation Committee granted 140,050 RSUs and 159,250 PSUs under the LTIP through the 2009 Incentive Plan.
As a result of issuing these awards, we currently expect to recognize compensation expense totaling approximately $18.1 million over the vesting period, of which $5.7 million, $4.2 million and $2.4 million was recognized during 2010, 2009 and 2008, respectively.
2009 Non-Employee Directors Incentive Plan and 1997 Non-Employee Directors’ Plan
We maintain the 1997 Non-Employee Directors’ Plan (the “1997 Directors’ Plan”), which authorized the issuance of up to 300,000 shares of our Common Stock. In June 2007, the 1997 Director’s Plan, which had been due to expire in October 2007, was extended through October 2017. In June 2009, our shareholders approved the 2009 Non-Employee Directors’ Incentive Plan (the “2009 Directors’ Plan”) to replace the 1997 Directors’ Plan, except with respect to outstanding contractual obligations under the predecessor plan, so that no further awards can be made under that plan. The 1997 Directors’ Plan provided for the grant of (i) share options, which may or may not qualify as incentive stock options, (ii) performance shares, (iii) dividend equivalent rights and (iv) restricted shares. The 2009 Directors’ Plan authorizes the issuance of 325,000 shares of our common stock in the aggregate and initially provided for the automatic annual grant of RSUs with a total value of $50,000 to each director. In the discretion of our board of directors, the awards may also be in the form of share options or restricted shares, or any combination of the permitted awards. Grants under the 2009 Directors Plan totaled 47,565 RSUs at December 31, 2010.
Employee Share Purchase Plan
We sponsor an Employee Share Purchase Plan (“ESPP”) pursuant to which eligible employees may contribute up to 10% of compensation, subject to certain limits, to purchase our common stock. Employees can purchase stock semi-annually at a price equal to 85% of the fair market value at certain plan defined dates. The ESPP is not material to our results of operations. Compensation expense under this plan for the years ended December 31, 2010, 2009 and 2008 was $0.2 million, $0.4 million and $0.1 million, respectively.
Carey Management Warrants
In January 1998, the predecessor of Carey Management was granted warrants to purchase 2,284,800 shares of our common stock exercisable at $21 per share and warrants to purchase 725,930 shares exercisable at $23 per share as compensation for investment banking services in connection with structuring the consolidation of the CPA® Partnerships. During the year ended December 31, 2008, a corporation wholly-owned by our Chairman, Wm. Polk Carey, exercised warrants under a 1998 grant (the “Carey Management Warrants”) to purchase a total of 695,930 shares of our common stock at $23 per share, for which we received proceeds of $16.1 million. All other Carey Management Warrants were exercised prior to 1998 or expired without value.
Partnership Equity Unit Plan
During 2003, we adopted a non-qualified deferred compensation plan (the “Partnership Equity Plan”, or “PEP”) under which a portion of any participating officer’s cash compensation in excess of designated amounts was deferred and the officer was awarded Partnership Equity Plan Units (“PEP Units”). The value of each PEP Unit was intended to correspond to the value of a share of the CPA® REIT designated at the time of such award. During 2005, further contributions to the initial PEP were terminated and it was succeeded by a second PEP. As amended, payment under these plans will occur at the earlier of December 16, 2013 (in the case of the initial PEP) or twelve years from the date of award. The award is fully vested upon grant. Each of the PEPs is a deferred compensation plan and is therefore considered to be outside the scope of current accounting guidance for stock-based compensation and subject to liability award accounting. The value of each PEP Unit will be adjusted to reflect the underlying appraised value of the designated CPA® REIT. Additionally, each PEP Unit will be entitled to distributions equal to the distribution rate of the CPA® REIT. All issuances of PEP Units, changes in the fair value of PEP Units and distributions paid are included in our compensation expense.

The value of the plans is reflected at fair value each quarter and is subject to changes in the fair value of the PEP units. Compensation expense under these Plans for the years ended December 31, 2010, 2009 and 2008 was $0.1 million, $0.2 million and $0.9 million, respectively. Further contributions to the second PEP were terminated at December 31, 2007; however, this termination did not affect any awardees’ rights pursuant to awards granted under this plan. In December 2008, participants in the PEPs were required to make an election to either (i) remain in the PEPs, (ii) receive cash for their PEP Units (available to former employees only) or (iii) convert their PEP Units to fully vested RSUs (available to current employees only) to be issued under the 1997 Incentive Plan on June 15, 2009. Substantially all of the PEP participants elected to receive cash or convert their existing PEP Units to RSUs. In January 2009, we paid $2.0 million in cash to former employee participants who elected to receive cash for their PEP Units. As a result of the election to convert PEP Units to RSUs, we derecognized $9.3 million of our existing PEP liability and recorded a deferred compensation obligation within W. P. Carey members’ equity in the same amount during the second quarter of 2009. The PEP participants that elected RSUs received a total of 356,416 RSUs, which was equal to the total value of their PEP Units divided by the closing price of our common stock on June 15, 2009. The PEP participants electing to receive RSUs were required to defer receipt of the underlying shares of our common stock for a minimum of two years. While employed by us, these participants are entitled to receive dividend equivalents equal to the amount of dividends paid on the underlying common stock during the deferral period. At December 31, 2010, we are obligated to issue 356,416 shares of our common stock underlying these RSUs, which is recorded within W. P. Carey members’ equity as a Deferred compensation obligation of $10.5 million. The remaining PEP liability pertaining to participants who elected to remain in the plans was $0.8 million at December 31, 2010.
WPCI Stock Options
On June 30, 2003, WPCI granted an incentive award to two officers of WPCI consisting of 1,500,000 restricted units, representing an approximate 13% interest in WPCI, and 1,500,000 options for WPCI units with a combined fair value of $2.5 million at that date. Both the options and restricted units vested ratably over five years, with full vesting occurring December 31, 2007. During 2008, the officers exercised all of their 1,500,000 options to purchase 1,500,000 units of WPCI at $1 per unit. Upon the exercise of the WPCI options, the officers had a total interest of approximately 23% in WPCI. The terms of the vested restricted units and units received in connection with the exercise of options of WPCI by noncontrolling interest holders provided that the units could be redeemed, commencing December 31, 2012 and thereafter, solely in exchange for our shares and that any redemption would be subject to a third party valuation of WPCI. In connection with a reorganization of WPCI into three separate entities in 2008, the officers also owned equivalent interests in the three new entities.
In December 2009, one of those officers resigned from W. P. Carey, WPCI and all affiliated entities pursuant to a mutually agreed separation. As part of this separation, we effected the purchase of all of the interests in WPCI and certain related entities held by that officer for cash, at a negotiated fair market value of $15.4 million. The tax effect of approximately $4.8 million relating to the acquisition of this interest, which resulted in an increase in contributed capital, was recorded as an adjustment to Listed shares in the consolidated balance sheets. The remaining officer currently has a total interest of approximately 7.7% in each of WPCI and the related entities.
Stock Options
Option and warrant activity at December 31, 2010 and changes during the year ended December 31, 2010 were as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Shares	Exercise Price	Term (in Years)	Intrinsic Value
Outstanding at beginning of year	2,255,604	$27.55
Granted	—	—
Exercised	(399,507)	22.26
Forfeited / Expired	(156,396)	30.24

Outstanding at end of year	1,699,701	$28.57	4.26	$5,700,775

Vested and expected to vest at end of year	1,671,438	$28.57	4.25	$5,661,591

Exercisable at end of year	1,231,863	$27.86	3.93	$4,981,162

Option and warrant activity for 2009 and 2008 was as follows:

	Years ended December 31,
	2009			2008
			Weighted			Weighted
			Average			Average
			Remaining			Remaining
		Weighted	Contractual		Weighted	Contractual
		Average	Term		Average	Term
	Shares	Exercise Price	(in Years)	Shares	Exercise Price	(in Years)
Outstanding at beginning of year	2,543,239	$27.16		3,428,170	$25.87
Granted	—	—		20,000	31.56
Exercised	(201,701)	22.29		(882,931)	22.15
Forfeited / Expired	(85,934)	28.46		(22,000)	30.27

Outstanding at end of year	2,255,604	$27.55	4.80	2,543,239	27.16	5.52

Exercisable at end of year	2,220,902	$27.50		1,242,076	$24.38

Options granted under the 1997 Incentive Plan generally have a 10-year term and generally vest in four equal annual installments. Options granted under the 1997 Directors’ Plan have a 10-year term and vest generally over three years from the date of grant. We did not issue any option awards during 2010 and 2009. The weighted average grant date fair value of options granted during the years ended December 31, 2008 was $2.42. The total intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $2.8 million, $1.0 million and $1.9 million, respectively.
At December 31, 2010, approximately $7.3 million of total unrecognized compensation expense related to nonvested stock-based compensation awards was expected to be recognized over a weighted-average period of approximately 1.8 years.
We have the ability and intent to issue shares upon stock option exercises. Historically, we have issued authorized but unissued common stock to satisfy such exercises. Cash received from stock option exercises and purchases under the ESPP during the years ended December 31, 2010, 2009 and 2008 was $3.7 million, $1.5 million and $4.0 million, respectively.
Restricted and Conditional Awards
Nonvested restricted stock, RSUs and PSUs at December 31, 2010 and changes during the year ended December 31, 2010 were as follows:

	Nonvested Restricted Stock and RSU Awards		Nonvested PSU Awards
		Weighted Average		Weighted Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Nonvested at January 1, 2009	454,452	$30.50	90,469	$37.88
Granted	159,362	23.97	152,000	30.42
Vested (a)	(194,741)	29.77	—	—
Forfeited	(37,195)	23.00	(20,625)	32.33
Adjustment (b)	—	—	(51,469)	26.50

Nonvested at December 31, 2009	381,878	$28.87	170,375	$32.33
Granted	156,682	28.34	159,250	36.16
Vested (a)	(175,225)	28.58	—	—
Forfeited	(99,515)	29.75	(65,725)	36.26
Adjustment (b)	—	—	(19,906)	28.49

Nonvested at December 31, 2010	263,820	$28.42	243,994	$36.18

(a)	The total fair value of shares vested during the years ended December 31, 2010, 2009 and 2008 was $5.0 million, $7.2 million and $4.4 million, respectively.

(b)	Vesting and payment of the PSUs is conditional on certain company and market performance goals being met during the relevant three-year performance period. The ultimate number of PSUs to be vested will depend on the extent to which the performance goals are met and can range from zero to three times the original awards. Pursuant to a review of our current and expected performance versus the performance goals, we revised our estimate of the ultimate number of certain of the PSUs to be vested. As a result, we recorded an adjustment in 2010 and 2009 to reflect the number of shares expected to be issued when the PSUs vest.

At the end of each reporting period, we evaluate the ultimate number of PSUs we expect to vest based upon the extent to which we have met and expect to meet the performance goals and where appropriate revise our estimate and associated expense. Upon vesting, the RSUs and PSUs may be converted into shares of our common stock. Both the RSUs and PSUs carry dividend equivalent rights. Dividend equivalent rights on RSUs are paid in cash on a quarterly basis whereas dividend equivalent rights on PSUs accrue during the performance period and may be converted into additional shares of common stock at the conclusion of the performance period to the extent the PSUs vest. Dividend equivalent rights are accounted for as a reduction to retained earnings to the extent that the awards are expected to vest. For awards that are not expected to vest or do not ultimately vest, dividend equivalent rights are accounted for as additional compensation expense.
Fair Value Assumptions
We estimate the fair value of our options and warrants using the Black-Scholes option pricing formula, which involves the use of assumptions that are used in estimating the fair value of share-based payment awards. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is based upon the trailing quarterly distribution for the four quarters preceding the award expressed as a percentage of our stock price. Expected volatilities are based on a review of the five- and ten-year historical volatility of our stock as well as the historical volatilities and implied volatilities of common stock and exchange-traded options of selected comparable companies. The expected term of awards granted is derived from an analysis of the remaining life of our awards giving consideration to their maturity dates and remaining time to vest. We use historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. We did not grant any stock option or warrant awards during 2010 and 2009. For the year ended December 31, 2008, the following assumptions and weighted average fair values were used:

Year ended
December 31, 2008
Risk-free interest rates	3.3% – 3.8%
Dividend yields	5.4% – 6.3%
Expected volatility	15% – 16.4%
Expected term in years	6.3
Other Compensation
Profit-Sharing Plan
We sponsor a qualified profit-sharing plan and trust covering substantially all of our full-time employees who have attained age 21, worked a minimum of 1,000 hours and completed one year of service. We are under no obligation to contribute to the plan and the amount of any contribution is determined by and at the discretion of our board of directors. Our board of directors can authorize contributions to a maximum of 15% of an eligible participant’s compensation, limited to less than $0.1 million annually per participant. For the years ended December 31, 2010, 2009 and 2008, amounts expensed for contributions to the trust were $3.3 million, $3.3 million and $2.8 million, respectively. The profit-sharing plan is a deferred compensation plan and is therefore considered to be outside the scope of current accounting guidance for stock-based compensation.
Other
We have employment contracts with certain senior executives. These contracts provide for severance payments in the event of termination under certain conditions including a change of control. During 2010, 2009 and 2008, we recognized severance costs totaling approximately $1.1 million, $1.7 million and $0.7 million, respectively, related to several former employees. Such costs are included in General and administrative expenses in the accompanying consolidated financial statements.

Note 16. Income Taxes
The components of our provision for income taxes for the years ended December 31, 2010, 2009 and 2008 are as follows (in thousands):

	2010	2009	2008
Federal
Current	$17,737	$19,796	$22,266
Deferred	(2,409)	(6,388)	(6,123)

	15,328	13,408	16,143

State, Local and Foreign
Current	12,250	12,722	10,614
Deferred	(1,756)	(3,337)	(3,216)

	10,494	9,385	7,398

Total Provision	$25,822	$22,793	$23,541

Deferred income taxes at December 31, 2010 and 2009 consist of the following (in thousands):

	December 31,
	2010	2009
Deferred tax assets
Unearned and deferred compensation	$14,937	$10,121
Other	82	4,899

	15,019	15,020

Deferred tax liabilities
Receivables from affiliates	14,290	13,478
Investments	35,267	39,116
Other	755	247

	50,312	52,841

Net deferred tax liability	$35,293	$37,821

The difference between the tax provision and the tax benefit recorded at the statutory rate at December 31, 2010, 2009 and 2008 is as follows (in thousands):

	Years ended December 31,
	2010		2009		2008
Pre-tax income from taxable subsidiaries	$49,253		$41,943		$56,151
Federal provision at statutory tax rate (35%)	17,238	35.0%	14,680	35.0%	19,653	35.0%
State and local taxes, net of federal benefit	4,303	8.7%	4,246	10.1%	3,522	6.3%
Amortization of intangible assets	854	1.7%	855	2.0%	856	1.5%
Other	272	0.6%	101	0.3%	211	0.4%

Tax provision — taxable subsidiaries	22,667	46.0%	19,882	47.4%	24,242	43.2%

Other state, local and foreign taxes	3,155		2,911		(701)

Total tax provision	$25,822		$22,793		$23,541

Included in income taxes in the consolidated balance sheets at December 31, 2010 and 2009 are accrued income taxes totaling $6.1 million and $5.3 million, respectively, and deferred income taxes totaling $35.3 million and $37.8 million, respectively.
We have elected to be treated as a partnership for U.S. federal income tax purposes. As partnerships, we and our partnership subsidiaries are generally not directly subject to tax. We conduct our investment management services primarily through taxable subsidiaries. These operations are subject to federal, state, local and foreign taxes, as applicable. We conduct business in the U.S. and the European Union, and as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2007. Certain of our inter-company transactions that have been eliminated in consolidation for financial accounting purposes are also subject to taxation. Periodically, shares in the CPA® REITs that are payable to our taxable subsidiaries in consideration for services rendered are distributed from these subsidiaries to us.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2010	2009
Balance at January 1,	$1,033	$1,022
Additions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	—	11
Reductions for tax positions of prior years	(1,033)	—
Settlements	—	—

Balance at December 31,	$—	$1,033

During the third quarter of 2010, we reversed unrecognized tax benefits of $0.6 million (net of federal benefits), including all related interest totaling $0.1 million, as they were no longer required.
Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2007-2010 remain open to examination by the major taxing jurisdictions to which we are subject.
Carey REIT II owns our real estate assets and has elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe we have operated, and we intend to continue to operate, in a manner that allows Carey REIT II to continue to qualify as a REIT. Under the REIT operating structure, Carey REIT II is permitted to deduct distributions paid to our shareholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements.
Note 17. Discontinued Operations
From time to time, tenants may vacate space due to lease buy-outs, elections not to renew their leases, insolvency or lease rejection in the bankruptcy process. In these cases, we assess whether we can obtain the highest value from the property by re-leasing or selling it. In addition, in certain cases, we may try to sell a property that is occupied. When it is appropriate to do so under current accounting guidance for the disposal of long-lived assets, we classify the property as an asset held for sale and the current and prior period results of operations of the property are reclassified as discontinued operations.
During the first quarter of 2011, we sold two domestic properties for $9.2 million, net of selling costs, and recognized a net gain on these sales of $0.8 million, excluding impairment charges of $2.3 million previously recognized in 2010. The net results of operations of each of these properties have been reclassified to discontinued operations for the years ended December 31, 2010, 2009 and 2008 (Note 20).
2010 — We sold seven properties for a total of $14.6 million, net of selling costs, and recognized a net gain on these sales totaling $0.5 million, excluding impairment charges totaling $5.9 million and $6.0 million that were previously recognized in 2010 and 2009, respectively.
2009 — We sold five properties for $43.5 million, net of selling costs, and recognized a net gain on sale of $7.7 million, excluding impairment charges of $0.9 million recognized in 2009, $0.5 million recognized in 2008 and $0.6 million recognized in 2007.
2008 —In June 2008, we received $3.8 million from a former tenant in connection with the resolution of a lawsuit.
The results of operations for properties that are held for sale or have been sold are reflected in the consolidated financial statements as discontinued operations for all periods presented and are summarized as follows (in thousands):

	Years ended December 31,
	2010	2009	2008
Revenues	$3,159	$9,525	$14,327
Expenses	(1,278)	(4,217)	(4,610)
Gains on sales of real estate, net	460	7,701	—
Impairment charges	(8,137)	(6,908)	(538)

(Loss) income from discontinued operations	$(5,796)	$6,101	$9,179

Note 18. Segment Reporting
We evaluate our results from operations by our two major business segments — investment management and real estate ownership (Note 1). Effective January 1, 2011, we include our equity investments in the CPA® REITs in our real estate ownership segment. The equity income or loss from the CPA® REITs that is now included in our real estate ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the CPA® REITs. This treatment is consistent with that of our directly-owned properties. Results of operations for the years ended December 31, 2010, 2009 and 2008 have been reclassified to conform to the current presentation (Note 20). The following table presents a summary of comparative results of these business segments (in thousands):

	Years ended December 31,
	2010	2009	2008
Investment Management
Revenues (a)	$191,890	$155,119	$147,258
Operating expenses (a)	(133,682)	(110,160)	(101,202)
Other, net (b)	7,026	7,913	5,023
Provision for income taxes	(23,661)	(21,813)	(20,803)

Income from continuing operations attributable to W. P. Carey members	$41,573	$31,059	$30,276

Real Estate Ownership
Revenues	$80,521	$75,952	$86,166
Operating expenses	(49,593)	(41,167)	(40,285)
Interest expense	(16,234)	(14,979)	(18,598)
Other, net (c)	25,662	13,037	14,047
Provision for income taxes	(2,161)	(980)	(2,738)

Income from continuing operations attributable to W. P. Carey members	$38,195	$31,863	$38,592

Total Company
Revenues (a)	$272,411	$231,071	$233,424
Operating expenses (a)	(183,275)	(151,327)	(141,487)
Interest expense	(16,234)	(14,979)	(18,598)
Other, net (b)	32,688	20,950	19,070
Provision for income taxes	(25,822)	(22,793)	(23,541)

Income from continuing operations attributable to W. P. Carey members	$79,768	$62,922	$68,868

	Total Long-Lived Assets(d)		Total Assets
	as of December 31,		as of December 31,
	2010	2009	2010	2009
Investment Management	$3,729	$6,503	$123,921	$128,039
Real Estate Owners hip	946,976	884,460	1,048,405	965,297

Total Company	$950,705	$890,963	$1,172,326	$1,093,336

(a)	Included in revenues and operating expenses are reimbursable costs from affiliates totaling $60.0 million, $47.5 million and $41.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(b)	Includes interest income, cash distributions from CPA®:17 — Global’s operating partnership, income (loss) attributable to noncontrolling interests and other income and (expenses). Other income and (expenses) in 2009 includes other income of $4.0 million related to a settlement of a dispute with a vendor regarding certain fees we paid in prior years for services they performed.

(c)	Includes interest income, income from equity investments in real estate and CPA® REITs, income (loss) attributable to noncontrolling interests and other income and (expenses).

(d)	Includes real estate, real estate under construction, net investment in direct financing leases, equity investments in real estate, operating real estate and intangible assets related to management contracts and leases.

Geographic information for our real estate ownership segment is as follows (in thousands):

2010	Domestic	Foreign (a)	Total
Revenues	$72,815	$7,706	$80,521
Operating expenses	(45,851)	(3,742)	(49,593)
Interest expense	(14,492)	(1,742)	(16,234)
Other, net (b)	21,719	3,943	25,662
Provision for income taxes	(2,131)	(30)	(2,161)

Income from continuing operations attributable to W. P. Carey members	$32,060	$6,135	$38,195

Total assets	$965,418	$82,987	$1,048,405
Total long-lived assets	$877,850	$69,126	$946,976

2009	Domestic	Foreign (a)	Total
Revenues	$67,979	$7,973	$75,952
Operating expenses	(38,748)	(2,419)	(41,167)
Interest expense	(12,928)	(2,051)	(14,979)
Other, net (b)	7,248	5,789	13,037
Provision for income taxes	(17)	(963)	(980)

Income from continuing operations attributable to W. P. Carey members	$23,534	$8,329	$31,863

Total assets	$900,432	$64,865	$965,297
Total long-lived assets	$836,549	$47,911	$884,460

2008	Domestic	Foreign (a)	Total
Revenues	$78,331	$7,835	$86,166
Operating expenses	(37,014)	(3,271)	(40,285)
Interest expense	(16,450)	(2,148)	(18,598)
Other, net (b)	10,684	3,363	14,047
Provision for income taxes	(2,035)	(703)	(2,738)

Income from continuing operations attributable to W. P. Carey members	$33,516	$5,076	$38,592

Total assets	$908,371	$57,169	$965,540
Total long-lived assets	$886,975	$48,541	$935,516

(a)	At December 31, 2010, our international investments were comprised of investments in France, Germany, Poland and Spain.

(b)	Includes interest income, income from equity investments in real estate, income (loss) attributable to noncontrolling interests and other income and (expenses).

Note 19. Selected Quarterly Financial Data (unaudited)
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues (a)	$62,272	$69,650	$58,559	$81,930
Expenses (a)	42,767	42,512	42,396	55,600
Net income	14,302	23,721	16,371	20,557
Add: Net loss attributable to noncontrolling interests	286	128	81	(181)
Less: Net income attributable to redeemable noncontrolling interests	(175)	(417)	(106)	(595)

Net income attributable to W. P. Carey members	14,413	23,432	16,346	19,781

Earnings per share attributable to W. P. Carey members —
Basic	0.36	0.59	0.41	0.50
Diluted	0.36	0.59	0.41	0.50
Distributions declared per share	0.504	0.506	0.508	0.510

	Three months ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenues (a)	$59,748	$52,487	$58,865	$59,971
Expenses (a)	37,562	36,210	37,579	39,976
Net income	17,774	14,877	14,184	23,733
Add: Net loss attributable to noncontrolling interests	170	203	186	154
Less: Net income attributable to redeemable noncontrolling interests	(235)	(103)	(1,019)	(901)

Net income attributable to W. P. Carey members	17,709	14,977	13,351	22,986

Earnings per share attributable to W. P. Carey members —
Basic	0.45	0.37	0.33	0.59
Diluted	0.44	0.37	0.34	0.59
Distributions declared per share	0.496	0.498	0.500	0.502	(b)

(a)	Certain amounts from previous quarters have been reclassified to discontinued operations (Note 17).

(b)	Excludes a special distribution of $0.30 per share paid in January 2010 to shareholders of record at December 31, 2009.

Note 20. Subsequent Events
Loan to Affiliate
In January 2011, we made a $90.0 million loan to CPA®:17 — Global to fund acquisitions that were closed within the first two weeks of the year. The principal and accrued interest thereon at 1.15% per annum are due to us no later than March 11, 2011. We funded the loan with proceeds from our line of credit.
Retrospective Adjustment for Discontinued Operations and Segment Reporting
During the first quarter of 2011, we sold two domestic properties for $9.2 million, net of selling costs, and recognized a net gain on these sales of $0.8 million, excluding impairment charges of $2.3 million previously recognized in 2010. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to Discontinued Operations for the years ended December 31, 2010, 2009 and 2008. The net effect of the reclassification represents an increase of $1.2 million, or 1%, in our previously reported income from continuing operations for the year ended December 31, 2010, and decreases of $0.9 million, or 1%, and $0.8 million, or 1%, in our previously reported income from continuing operations for the years ended December 31, 2009 and 2008, respectively. There is no effect on our previously reported net income, financial condition or cash flows.
Additionally, effective January 1, 2011, we reclassified our equity investments in the CPA® REITs from our investment management segment to our real estate ownership segment. The equity income or loss from the CPA® REITs that is now included in our real estate ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the CPA® REITs. This treatment is consistent with that of our directly-owned properties. Results of operations for the years ended December 31, 2010, 2009 and 2008 have been reclassified to conform to the current presentation. The net effect of the reclassification represents a decrease in net income of $9.1 million and $4.6 million for the years ended December 31, 2010 and 2008, respectively, and an increase in net income of $1.7 million for the year ended December 31, 2009 in the investment management segment, with the corresponding increase and decrease in the real estate ownership segment. In addition, each of equity investments in real estate, total long-lived assets and total assets in the investment management segment decreased by $245.1 million and $216.0 million at December 31, 2010 and 2009, respectively, with the corresponding increase in the real estate ownership segment. There is no effect on our previously reported consolidated net income, financial condition or cash flows.
Merger of Affiliates
On May 2, 2011, CPA®:14 merged with and into a subsidiary of CPA®:16 — Global based on a definitive merger agreement executed on December 13, 2010 (the “Merger”).
In connection with the Merger, on May 2, 2011, we purchased three properties from CPA®:14, in which we already had a joint venture interest, for an aggregate purchase price of approximately $32.1 million, plus the assumption of approximately $64.7 million of indebtedness.
Upon consummation of the Merger, we expect to earn fees of $31.2 million in connection with the termination of the advisory agreements with CPA®:14 and $21.3 million of subordinated disposition revenues. We elected to receive our termination fee in shares of CPA®:14, which we exchanged into approximately 3.2 million shares of CPA®:16 — Global. In addition, we will receive approximately $11.1 million as a result of the $1.00 per share special cash distribution to be paid by CPA®:14 to its shareholders. Upon closing of the Merger, we received approximately 13.2 million shares of common stock of CPA®:16 — Global in respect of our shares of CPA®:14.
Carey Asset Management (“CAM”), our subsidiary that acts as the advisor to the REITs, has waived any acquisition fees payable by CPA®:16 — Global under its advisory agreement with CAM in respect of the properties acquired in the Merger and also waived any disposition fees that may subsequently be payable by CPA®:16 — Global upon a sale of such assets. Additionally, on May 2, 2011, we entered into an amended and restated advisory agreement with CPA®:16 — Global which changes our fee arrangement with CPA®:16 — Global under its new UPREIT structure. Changes include, among others, a reduction in our asset management fee from 1% to 0.5% of the property value of the assets under management and the distribution of 10% of the available cash of CPA®:16 — Global’s operating partnership.

In the Merger, CPA®:14 shareholders were entitled to receive $11.50 per share, which is equal to the NAV of CPA®:14 as of September 30, 2010. The merger consideration of approximately $534.4 million was paid by CPA®:16 — Global, including payment of approximately $486.3 million to liquidating shareholders and approximately $48.1 million to shareholders merging into CPA®:16 — Global. In connection with the Merger, we agreed to purchase a sufficient number of shares of CPA®:16 — Global common stock from CPA®:16 — Global to enable it to pay the merger consideration if the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 asset sales and a new $320.0 million senior credit facility of CPA®:16 — Global, were not sufficient. Accordingly, we purchased approximately 13.8 million shares of CPA®:16 — Global on May 2, 2011 for approximately $121.0 million, based on an NAV of $8.8 per share, which we funded with cash on hand and available credit facilities, including $121.4 million drawn on our existing line of credit. Subsequent to the Merger we own approximately 34.5 million shares, or 17.3%, of CPA®:16 — Global.
Financing
On May 2, 2011, we obtained a $30.0 million secured revolving line of credit from Bank of America. The secured line of credit provides for an annual interest rate (as defined in the credit facility agreement) of either: (i) the Adjusted LIBO Rate plus 2.50%, or (ii) the Alternative Base Rate plus 3.50%. In addition, we paid a commitment fee of 0.25%, or $75,000, and are required to pay an annual fee on the unused portion of the line of credit of 50 basis points. This new line of credit is collateralized by five properties with a carrying value of approximately $51.4 million and is coterminous with the unsecured line of credit, expiring in June 2012. Through the date of this Report, we have borrowed $10.0 million on this line and used a portion of it to fund a short-term $4.0 million loan to Carey Watermark.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
at December 31, 2010
(in thousands)

											Life on which
											Depreciation in
				Costs Capitalized	Increase	Gross Amount at which Carried					Latest Statement
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period(c)			Accumulated	Date	of Income is
Description	Encumbrances	Land	Buildings	Acquisition(a)	Investments(b)	Land	Buildings	Total	Depreciation(c)	Acquired	Computed

Real Estate Under Operating Leases:
Office facilities in Broomfield, CO	$—	$248	$2,538	$4,844	$(1,784)	$2,928	$2,918	$5,846	$1,070	Jan. 1998	40 yrs.
Distribution facilities and warehouses in Erlanger, KY	9,593	1,526	21,427	2,952	141	1,526	24,520	26,046	7,903	Jan. 1998	40 yrs.
Retail stores in Montgomery and Brewton, AL	—	855	6,762	103	(6,121)	407	1,192	1,599	718	Jan. 1998	40 yrs.
Land in Commerce, CA	—	4,573	—	—	—	4,573	—	4,573	—	Jan. 1998	N/A
Office facility in Beaumont, TX	—	164	2,344	967	—	164	3,311	3,475	1,201	Jan. 1998	40 yrs.
Office and industrial facilities in Bridgeton, MO	—	270	5,100	4,166	—	270	9,266	9,536	2,131	Jan. 1998	40 yrs.
Partially vacant industrial/office and distribution facilities in Salisbury, NC	—	247	5,035	2,702	—	247	7,737	7,984	2,871	Jan. 1998	40 yrs.
Office facility in Raleigh, NC	—	1,638	2,844	157	(2,554)	828	1,257	2,085	312	Jan. 1998	20 yrs.
Office facility in King of Prussia, PA	—	1,219	6,283	1,295	—	1,219	7,578	8,797	2,264	Jan. 1998	40 yrs.
Warehouse and distribution facility in Fort Lauderdale, FL	—	1,893	11,077	703	(8,449)	1,173	4,051	5,224	1,221	Jan. 1998	40 yrs.
Industrial facilities in Pinconning, MS	—	32	1,692	—	—	32	1,692	1,724	550	Jan. 1998	40 yrs.
Industrial facilities in San Fernando, CA	8,256	2,052	5,322	—	152	2,052	5,474	7,526	1,769	Jan. 1998	40 yrs.
Land leased in several cities in the following states: Alabama, Florida, Georgia, Illinois, Louisiana, Missouri, New Mexico, North Carolina, South Carolina and Texas	728	9,382	—	—	(172)	9,210	—	9,210	—	Jan. 1998	N/A
Industrial facility in Milton, VT	—	220	1,579	—	—	220	1,579	1,799	513	Jan. 1998	40 yrs.
Land in Glendora, CA	—	1,135	—	—	17	1,152	—	1,152	—	Jan. 1998	N/A
Office facilities in Bloomingdale, IL	—	1,075	11,453	997	—	1,090	12,435	13,525	3,877	Jan. 1998	40 yrs.
Industrial facility in Doraville, GA	—	3,288	9,864	246	275	3,288	10,385	13,673	3,287	Jan. 1998	40 yrs.
Office facilities in Collierville, TN	—	335	1,839	—	—	335	1,839	2,174	598	Jan. 1998	40 yrs.
Land in Irving and Houston, TX	8,992	9,795	—	—	—	9,795	—	9,795	—	Jan. 1998	N/A
Industrial facility in Chandler, AZ	13,259	5,035	18,957	7,435	541	5,035	26,933	31,968	7,392	Jan. 1998	40 yrs.
Warehouse and distribution facilities in Houston, TX	—	167	885	60	—	167	945	1,112	295	Jan. 1998	40 yrs.
Industrial facility in Prophetstown, IL	—	70	1,477	—	(909)	70	568	638	121	Jan. 1998	40 yrs.
Office facilities in Bridgeton, MO	—	842	4,762	1,627	71	842	6,460	7,302	992	Jan. 1998	40 yrs.
Industrial facility in Industry, CA	—	3,789	13,164	1,380	318	3,789	14,862	18,651	3,708	Jan. 1998	40 yrs.
Warehouse and distribution facilities in Memphis, TN	—	1,051	14,037	510	(2,571)	1,051	11,976	13,027	8,695	Jan. 1998	7 yrs.
Retail stores in Drayton Plains, MI and Citrus Heights, CA	—	1,039	4,788	165	193	1,039	5,146	6,185	791	Jan. 1998	35 yrs.

											Life on which
											Depreciation in
				Costs Capitalized	Increase	Gross Amount at which Carried					Latest Statement
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period(c)			Accumulated	Date	of Income is
Description	Encumbrances	Land	Buildings	Acquisition(a)	Investments(b)	Land	Buildings	Total	Depreciation(c)	Acquired	Computed
Real Estate Under Operating Leases (Continued):
Warehouse and distribution facilities in New Orleans, LA; Memphis, TN and San Antonio, TX	—	328	1,463	—	—	328	1,463	1,791	187	Jan. 1998	15 yrs.
Retail store in Bellevue, WA	8,784	4,125	11,812	393	—	4,494	11,836	16,330	3,760	Apr. 1998	40 yrs.
Office facility in Houston, TX	5,000	3,260	22,574	801	(3,765)	2,785	20,085	22,870	6,469	Jun. 1998	40 yrs.
Office facility in Rio Rancho, NM	7,853	1,190	9,353	1,316	—	1,467	10,392	11,859	3,073	Jul. 1998	40 yrs.
Vacant office facility in Moorestown, NJ	5,285	351	5,981	919	42	351	6,942	7,293	2,412	Feb. 1999	40 yrs.
Office facility in Norcross, GA	29,138	5,200	25,585	11,822	—	5,200	37,407	42,607	10,456	Jun. 1999	40 yrs.
Office facility in Tours, France	6,401	1,034	9,737	226	4,210	1,455	13,752	15,207	3,465	Sep. 2000	40 yrs.
Office facility in Illkirch, France	15,650	—	18,520	—	9,189	—	27,709	27,709	7,464	Dec. 2001	40 yrs.
Industrial, warehouse and distribution facilities in Lenexa, KS; Winston-Salem, NC and Dallas, TX	8,159	1,860	12,539	—	5	1,860	12,544	14,404	2,666	Sep. 2002	40 yrs.
Office buildings in Venice, CA	—	2,032	10,152	—	1	2,032	10,153	12,185	1,597	Sep. 2004	40 yrs.
Retail store in West Mifflin, PA and warehouse and distribution facility in Greenfield, IN	—	2,807	10,335	210	(7,161)	2,127	4,064	6,191	773	Sep. 2004	40 yrs.
Office facility in San Diego, CA	—	4,647	19,712	8	40	4,647	19,760	24,407	3,107	Sep. 2004	40 yrs.
Warehouse and distribution facilities in Birmingham, AL	4,681	1,256	7,704	—	—	1,256	7,704	8,960	1,212	Sep. 2004	40 yrs.
Industrial facility in Scottsdale, AZ	1,353	586	46	—	—	586	46	632	7	Sep. 2004	40 yrs.
Retail stores in Hope, Little Rock and Hot Springs, AZ	—	850	2,939	2	(2,160)	85	1,546	1,631	244	Sep. 2004	40 yrs.
Industrial facilities in Apopka, FL	—	362	10,855	474	—	362	11,329	11,691	1,715	Sep. 2004	40 yrs.
Retail facility in Jacksonville, FL	—	975	6,980	20	—	975	7,000	7,975	1,099	Sep. 2004	40 yrs.
Retail facilities in Charlotte, NC	—	1,639	10,608	172	24	1,639	10,804	12,443	1,843	Sep. 2004	40 yrs.
Land in San Leandro, CA	—	1,532	—	—	—	1,532	—	1,532	—	Dec. 2006	N/A
Educational facility in Mendota Heights, MN	6,599	2,484	9,078	—	(5,623)	2,484	3,455	5,939	1,199	Dec. 2006	30.9 yrs.
Industrial facility in Sunnyvale, CA	—	1,663	3,571	—	—	1,663	3,571	5,234	540	Dec. 2006	27 yrs.
Fitness and recreational sports center in Austin, TX	2,766	1,725	5,168	—	—	1,725	5,168	6,893	740	Dec. 2006	28.5 yrs.
Retail store in Wroclaw, Poland	8,522	3,600	10,306	—	(1,927)	3,313	8,666	11,979	662	Dec. 2007	40 yrs.
Office facility in Fort Worth, TX	34,804	4,600	37,580	—	—	4,600	37,580	42,180	861	Feb. 2010	40 yrs.
Warehouse and distribution facility in Mallorca, Spain	—	11,109	12,636	—	2,279	12,192	13,832	26,024	202	Jun. 2010	40 yrs.

	$185,823	$111,155	$428,463	$46,672	$(25,698)	$111,660	$448,932	$560,592	$108,032

						Gross Amount at
				Costs Capitalized	Increase	which Carried
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of	Date
Description	Encumbrances	Land	Buildings	Acquisition(a)	Investments(b)	Period Total	Acquired
Direct Financing Method:
Warehouse and distribution facilities in Anchorage, Alaska and Commerce, California	$—	$332	$12,281	$—	$(375)	$12,238	Jan. 1998
Office facility in Toledo, Ohio	2,381	224	2,684	—	(338)	2,570	Jan. 1998
Industrial facility in Goshen, Indiana	—	239	3,339	—	(2,399)	1,179	Jan. 1998
Retail stores in several cities in the following states: Alabama, Florida, Georgia, Illinois, Louisiana, Missouri, New Mexico, North Carolina, South Carolina and Texas	1,083	—	16,416	—	(867)	15,549	Jan. 1998
Office and industrial facilities in Glendora, California and Romulus, Michigan	—	454	13,251	9	(2,684)	11,030	Jan. 1998
Industrial facilities in Thurmont, Maryland and Farmington, New York	—	729	6,093	—	(121)	6,701	Jan. 1998
Warehouse and distribution facilities in New Orleans, Louisiana; Memphis, Tennessee and San Antonio, Texas	—	1,882	5,846	38	(3,584)	4,182	Jan. 1998
Industrial facilities in Irving and Houston, Texas	21,206	—	27,599	—	(4,498)	23,101	Jan. 1998

	$24,670	$3,860	$87,509	$47	$(14,866)	$76,550

													Life on which
													Depreciation
					Costs	Increase	Gross Amount at which Carried						in Latest
		Initial Cost to Company			Capitalized	(Decrease)	at Close of Period(c)						Statement of
				Personal	Subsequent to	in Net			Personal		Accumulated	Date	Income is
Description	Encumbrances	Land	Buildings	Property	Acquisition(a)	Investments(b)	Land	Buildings	Property	Total	Depreciation(c)	Acquired	Computed
Operating Real Estate:
Hotel located in Livonia, Michigan	$—	$2,765	$11,087	$3,277	$19,291	$(9,971)	$2,765	$14,755	$8,929	$26,449	$9,242	Jan. 1998	7-40 yrs.
Self-storage facilities in Taunton, North Andover, North Billerica and Brockton, Massachusetts	8,406	4,300	12,274	—	214	(478)	4,300	12,010	—	16,310	1,359	Dec. 2006	25-40 yrs.
Self-storage facility in Newington, Connecticut	2,153	520	2,973	—	217	(121)	520	3,069	—	3,589	309	Dec. 2006	40 yrs.
Self-storage facility in Killeen, Texas	3,350	1,230	3,821	—	337	(179)	1,230	3,979	—	5,209	402	Dec. 2006	30 yrs.
Self-storage facility in Roehnert Park, California	3,136	1,761	4,989	—	39	—	1,761	5,028	—	6,789	493	Jan. 2007	40 yrs.
Self-storage facility in Fort Worth, Texas	1,565	1,030	4,176	—	33	—	1,030	4,209	—	5,239	415	Jan. 2007	40 yrs.
Self-storage facility in Augusta, Georgia	1,947	970	2,442	—	48	—	970	2,490	—	3,460	241	Feb. 2007	39 yrs.
Self-storage facility in Garland, Texas	1,490	880	3,104	—	58	—	880	3,162	—	4,042	301	Feb. 2007	40 yrs.
Self-storage facility in Lawrenceville, Georgia	2,403	1,410	4,477	—	69	—	1,410	4,546	—	5,956	468	Mar. 2007	37 yrs.
Self-storage facility in Fairfield, Ohio	1,617	540	2,640	—	19	—	540	2,659	—	3,199	331	Apr. 2007	30 yrs.
Self-storage facility in Tallahassee, Florida	3,199	850	5,736	—	7	—	850	5,743	—	6,593	522	Apr. 2007	40 yrs.
Self-storage facility in Lincolnshire, Illinois	2,029	1,477	1,519	—	67	—	1,477	1,586	—	3,063	36	Jul. 2010	18 yrs.
Self-storage facility in Chicago, Illinois	1,096	823	912	—	580	—	823	1,492	—	2,315	32	Jul. 2010	15 yrs.
Self-storage facility in Chicago, Illinois	1,178	700	733	—	482	—	700	1,215	—	1,915	22	Jul. 2010	15 yrs.
Self-storage facility in Bedford Park, Illinois	1,111	809	1,312	—	169	—	809	1,481	—	2,290	29	Jul. 2010	20 yrs.
Self-storage facility in Bentonville, Arkansas	2,090	1,050	1,323	—	—	—	1,050	1,323	—	2,373	18	Sep. 2010	24 yrs.
Self-storage facility Tallahassee, Florida	3,947	570	3,447	—	—	—	570	3,447	—	4,017	29	Sep. 2010	30 yrs.
Self-storage facility in Pensacola, Florida	1,872	560	2,082	—	—	—	560	2,082	—	2,642	17	Sep. 2010	30 yrs.
Self-storage facility in Chicago, Illinois	2,150	1,785	2,616	—	—	—	1,785	2,616	—	4,401	14	Oct. 2010	32 yrs.

	$44,739	$24,030	$71,663	$3,277	$21,630	$(10,749)	$24,030	$76,892	$8,929	$109,851	$14,280

NOTES TO SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

(a)	Consists of the cost of improvements and acquisition costs subsequent to acquisition, including legal fees, appraisal fees, title costs, other related professional fees and purchases of furniture, fixtures, equipment and improvements at the hotel properties.

(b)	The increase (decrease) in net investment is primarily due to (i) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (ii) sales of properties, (iii) impairment charges, (iv) changes in foreign currency exchange rates and (v) adjustments in connection with purchasing certain noncontrolling interests.

(c)	Reconciliation of real estate and accumulated depreciation (see below).

	Reconciliation of Real Estate Subject to
	Operating Leases
	December 31,
	2010	2009	2008
Balance at beginning of year	$525,607	$603,044	$602,109
Additions	67,787	4,754	4,972
Dispositions	(18,896)	(46,951)	—
Foreign currency translation adjustment	(2,142)	966	(2,608)
Reclassification from (to) equity investment, direct financing lease, intangible assets or assets held for sale	1,790	(28,977)	(891)
Impairment charge	(13,554)	(7,229)	(538)

Balance at end of year	$560,592	$525,607	$603,044

	Reconciliation of
	Accumulated Depreciation
	December 31,
	2010	2009	2008
Balance at beginning of year	$100,247	$103,249	$88,704
Depreciation expense	13,437	12,841	15,007
Depreciation expense from discontinued operations	578	1,298	—
Foreign currency translation adjustment	(839)	285	(462)
Reclassification from (to) equity investment, direct financing lease, intangible assets or assets held for sale	187	(6,451)	—
Dispositions	(5,578)	(10,975)	—

Balance at end of year	$108,032	$100,247	$103,249

	Reconciliation of Operating Real Estate
	December 31,
	2010	2009	2008
Balance at beginning of year	$85,927	$84,547	$81,358
Additions/Capital expenditures	23,924	1,380	3,189

Balance at end of year	$109,851	$85,927	$84,547

	Reconciliation of Accumulated
	Depreciation for Operating Real Estate
	December 31,
	2010	2009	2008
Balance at beginning of year	$12,039	$10,013	$8,169
Depreciation expense	2,241	2,026	1,844

Balance at end of year	$14,280	$12,039	$10,013

At December 31, 2010, the aggregate cost of real estate that we and our consolidated subsidiaries own for federal income tax purposes is approximately $827.1 million.